Exhibit 2.3

PURCHASE AGREEMENT

AMONG

ASBURY AUTOMOTIVE GROUP, L.L.C.,

THE LAC OWNERS,
THE LCA OWNERS,
THE LCC OWNERS
LHM AUTO ULTIMATE HOLDINGS, LLC, AS THE OWNERS REPRESENTATIVE
AND
THE GAIL MILLER GST TRUST, DATED AS OF DECEMBER 1, 2019
DATED AS OF SEPTEMBER 28, 2021

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF OWNERS	39
4.1	Authorization; Capacity	39
4.2	Organization	39
4.3	No Conflict	39
4.4	Title to Purchased Equity Interests	39
4.5	Proceedings	40
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	40
5.1	Organization	40
5.2	Authority	40
5.3	No Conflict	40
5.4	Financing	40
5.5	Solvency	41
5.6	Proceedings	42
5.7	Investment	42
5.8	No Other Representations or Warranties	42
ARTICLE VI	COVENANTS	42
6.1	Conduct of Business	42
6.2	Access	45
6.3	Efforts to Close; Antitrust Approvals	46
6.4	Intercompany Arrangements; Insider Transactions	48
6.5	Investigation; No Additional Representations	48
6.6	Non-Disparagement	48
6.7	Employee Matters	49
6.8	Directors, Managers and Officers Indemnification	50
6.9	Public Announcements	51
6.1	Further Assurances	52
6.11	Employee Census	52
6.12	Tax Matters	52
6.13	Insurance	57
ARTICLE VII	CONDITIONS TO CLOSINGS; TERMINATION	58
7.1	Conditions to Obligation of all Parties	58
7.2	Conditions to Obligation of Buyer at the First Closing	58
7.3	Conditions to Obligation of Owners at the First Closing	59
7.4	Conditions to Obligation of Buyer at the Second Closing	59
7.5	Conditions to Obligation of LCC Owners at the Second Closing	60
7.6	Frustration of Closing Conditions	61
7.7	Waiver of Conditions	61
7.8	Termination Prior to the First Closing	61
7.9	Termination Prior to the Second Closing	62
7.1	Effect of Termination	64
ARTICLE VIII	INDEMNIFICATION	65

8.1	Survival	65
8.2	Indemnification by Owners	65
8.3	Indemnification by Buyer	67
8.4	Additional Limitations	68
8.5	Procedures Relating to Indemnification	69
8.6	Notice and Opportunity to Defend	69
8.7	Tax Claims	70
8.8	Treatment of Indemnification Payments	70
8.9	Exclusive Remedy	70
ARTICLE IX	MISCELLANEOUS	71
9.1	Notices	71
9.2	Entire Agreement	72
9.3	Amendments and Waivers	72
9.4	Severability	72
9.5	No Third Party Beneficiaries	73
9.6	Assignment	73
9.7	Governing Law; Forum; Waiver of Jury Trial	73
9.8	Expenses	75
9.9	Counterparts	75
9.1	Disclosure Schedules	75
9.11	Captions	75
9.12	Specific Performance	75
9.13	Legal Representation	76
9.14	No Recourse	78
9.15	Parent Guaranty	78
9.16	Owners Representative	80
Exhibits

Exhibit A	Form of Release
Exhibit B	Financing Commitments
Exhibit C	Sample Calculation

PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT (this “Agreement”), dated as of September 28, 2021, is entered into by and among Asbury Automotive Group, L.L.C., a Delaware limited liability company (“Buyer”), the LAC Owners (as defined below), the LCA Owners (as defined below), the LCC Owners (as defined below), solely for purposes of Section 9.14(a), Windsong Single Family Private Trust Company LLC, a Wyoming limited liability company, Trustee of The Gail Miller GST Trust, dated as of December 1, 2019 (“Parent Guarantor”), and LHM Auto Ultimate Holdings, LLC, a Utah limited liability company, as the representative of the Owners (the “Owners Representative”). Buyer, Owners, and Owners Representative are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”. Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in ARTICLE I.
RECITALS
A.As of the date hereof, (i) the LAC Owners collectively own all of the issued and outstanding Equity Interests in LAC (collectively, the “LAC Equity Interests”), (ii) the LCA Owners collectively own all of the issued and outstanding Equity Interests in LCA (collectively, the “LCA Equity Interests”, together with the LAC Equity Interests, the “Purchased First Closing Equity Interests”), and (iii) the LCC Owners collectively own all of the issued and outstanding Equity Interests in LCC (collectively, the “LCC Equity Interests”).
B.Buyer is a direct wholly-owned subsidiary of, and is treated for federal and applicable state income tax purposes as disregarded from, Asbury Automotive Group, Inc., a Delaware corporation, which is its sole owner.
C.At the First Closing, Buyer will purchase from each of the LAC Owners and the LCA Owners, and each of the LAC Owners and the LCA Owners will sell to Buyer, the Purchased First Closing Equity Interests, and at the Second Closing, Buyer will purchase from the LCC Owners, and the LCC Owners will sell to Buyer, the LCC Equity Interests, in each case, upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENTS
In consideration of the foregoing premises and the representations, warranties, and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, upon the terms and subject to the conditions set forth herein, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1Defined Terms. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.
“Acquired Companies” means the First Closing Acquired Companies and LCC.

“Acquired Companies’ Knowledge” or any similar phrase means the actual knowledge of David Smith, Kimberlee Reese, Dean Fitzpatrick, and Rourk Kemp after making due inquiry of management-level Persons directly responsible for the relevant matter.
“Acquired Companies MAE” means any effect, change, event or development that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (x) the condition (financial or otherwise), assets or results of operations of the Acquired Companies, taken as a whole, or (y) the ability of Owners to timely consummate a Closing on the terms set forth herein or to perform their respective agreements or covenants hereunder; provided, that, in the case of clause (x), no adverse effect, change, event or development arising from or attributable to any of the following shall be taken into account in determining whether there is an Acquired Companies MAE: (a) general business, industry, political, social or economic conditions; (b) the engagement (whether new or continuing) by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, any natural or man-made disaster or acts of God; (c) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (d) any failure of any Acquired Company to meet any projections or forecasts (provided, that this clause (d) shall not prevent a determination that any effect, change, event, or development underlying such failure to meet projections or forecasts has resulted in an Acquired Companies MAE; provided, further, that any such effect, change, event, or development is not otherwise excluded from determining whether there is an Acquired Companies MAE); (e) changes in GAAP; (f) changes in applicable Laws; (g) the taking of any action expressly contemplated by this Agreement other than the general obligation to carry on the Business in the Ordinary Course pursuant to Section 6.1(a); (h) the announcement or pendency of the Transactions or the identity of the Parties and their respective Affiliates, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, distributors, employees or contractors of the Acquired Companies due to such announcement (it being understood that this clause (h) shall be disregarded for purposes of the representation in Section 3.2); (i) changes or conditions affecting the insurance industry (including changes in general market prices, and regulatory changes affecting such industry generally); (j) the impact of epidemics, pandemics, health crises or similar occurrences, including COVID-19, and any Orders arising therefrom, including Public Safety Measures, on any of the Acquired Companies; (k) matters that arise from any actions or omissions of Buyer and its Affiliates that are in breach of this Agreement or any Ancillary Document, except to the extent, with respect to clauses (a), (c), (e), (f), and (i), that any such effect, change, event or development has a materially disproportionate impact on the Acquired Companies, taken as a whole, relative to the other Persons in the industries in which the Acquired Companies operate.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided, however, that from and after the First Closing and the Second Closing, as applicable, an “Affiliate” of any Owner shall not include any Acquired Company sold in such Closing, and an “Affiliate” of any Acquired Company shall not include any other Acquired Company.
“Aggregate Cap” means $25,000,000. For purposes of determining whether the aggregate amount of all indemnifiable Losses that are subject to the Aggregate Cap exceed such amount for purposes of ARTICLE VIII, the “Aggregate Cap” shall include the aggregate amount of all indemnifiable Losses (as such term is defined herein, the Dealership Purchase Agreement, and the Real Estate Purchase Agreement) incurred or suffered by all Buyer Indemnified Parties (as such term is defined herein, the Dealership Purchase Agreement, and the Real Estate Purchase Agreement) that are subject to the Aggregate Cap pursuant to Section 8.2(a)(i), Section 8.2(a)(i) of the Dealership Purchase Agreement, and/or Section 7(c)(1) of the Real Estate Purchase Agreement, subject to, in each case, the limitations described herein and therein.
“Aggregate Deductible” means $2,000,000. For purposes of determining whether the aggregate amount of all indemnifiable Losses that are subject to the Aggregate Deductible exceed such amount for purposes of ARTICLE VIII, the “Aggregate Deductible” shall include the aggregate amount of all indemnifiable Losses (as such term is defined herein, the Dealership Purchase Agreement, and the Real Estate Purchase Agreement) incurred or suffered by all Buyer Indemnified Parties (as such term is defined herein, the Dealership Purchase Agreement, and the Real Estate Purchase Agreement) that are subject to the Aggregate Deductible pursuant to Section 8.2(a)(i), Section 8.2(a)(i) of the Dealership Purchase Agreement, and/or Section 7(c)(1) of the Real Estate Purchase Agreement, subject to, in each case, the limitations described herein and therein.
“Alternative Financing” has the meaning ascribed to such term in the Dealership Purchase Agreement.
“Ancillary Documents” means all agreements, documents, or certificates to be executed and delivered by a Party in connection with this Agreement.
“Antitrust Division” means the Antitrust Division of the U.S. Department of Justice.
“Antitrust Laws” means the HSR Act and any other applicable competition, merger control, antitrust, or similar Laws of the United States, states in the United States, and any foreign countries that have jurisdiction over the Transactions.
“Attorney-Client Communication” means any communication occurring on or prior to the Closings between Katten, on the one hand, and any Acquired Company or Owner or any of their respective Affiliates or Representatives, on the other hand, that relates to any Transaction Matter, including any representation, warranty or covenant of any Owner under this Agreement, any Ancillary Document to which any Owner is a party, or any other Contract related to any Transaction Matter.
“Banker” means J.P. Morgan Securities LLC.
“Benefit Plans” means all benefit or compensation plans, policies, programs, arrangements or Contracts, including “employee benefit plans” within the meaning of Section

3(3) of ERISA (whether or not subject to ERISA), “nonqualified deferred compensation” plans within the meaning of Section 409A of the Code, retirement, pension, profit sharing, employment (if applicable), individual consulting (if applicable), incentive, bonus or other cash incentive compensation, equity or equity-based, change in control, retention, severance, salary continuation, separation, health, welfare, paid time off, retiree or post-termination health or welfare, fringe or any other benefit or compensation plans (but excluding benefits maintained by a Governmental Entity), policies, programs, Contracts, funds or arrangements of any kind and any trust, escrow, or similar agreement related thereto, whether or not funded, in each case, (i) that are sponsored or maintained by Owners or any of their Affiliates and cover Business Employees, (ii) that are sponsored, maintained, or contributed to (or required to be contributed to) by any Acquired Company, or (iii) with respect to which any Acquired Company has any Liability (each of the above being hereinafter individually referred to as a “Benefit Plan”).
“Books and Records” means books of account, general, financial, and operating records, invoices and other documents, records and files of the Acquired Companies.
“Business” means the sale of extended vehicle service Contracts, prepaid maintenance Contracts, vehicle theft assistance Contracts, key replacement Contracts, guaranteed asset protection Contracts, paintless dent repair Contracts, appearance protection Contracts, tire and wheel, DrivePur® airborne automotive sanitation treatment, and lease wear and tear Contracts, as conducted through and by the Acquired Companies as of the date hereof.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by Law to close.
“Business Employees” means all employees employed by the Acquired Companies.
“Buyer MAE” means any effect, change, event or development that, individually or in the aggregate, does, or would reasonably be expected to, prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement or any Ancillary Document or to consummate the Transactions, or any Financing Commitment.
“CARES Act and COVID Relief Programs” means, collectively: The Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act; the Paycheck Protection Program Flexibility Act; any rules and regulations of the U.S. Small Business Association, U.S. Department of the Treasury, any public health agency, and any applicable Law enacted in connection with the COVID-19 pandemic; and all FAQs or Interim Final Rules issued by any Governmental Entity related thereto, including: any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of The Coronavirus Aid, Relief and Economics Security Act.
“Closing Indebtedness” means, with respect to (a) the First Closing, the estimated Indebtedness of the First Closing Acquired Companies as of the Measurement Time, and (b) the Second Closing, the estimated Indebtedness of LCC as of the Measurement Time.
“Closing” means, individually, the First Closing or the Second Closing, as applicable, or collectively, the First Closing and the Second Closing, if both Closings occur.

“Closing Date” means, individually, the First Closing Date or the Second Closing Date, as applicable, or collectively, the First Closing Date and the Second Closing Date, if both Closing occur.
“Code” means the U.S. Internal Revenue Code of 1986.
“Commercially Reasonable Efforts” means with respect to any objective, the reasonable, diligent, and good faith efforts of a Person required to carry out a particular task or obligation in an active and sustained manner, including the anticipating likelihood and timing (including duration) of completion, and any other relevant commercial factors, all as measured by the facts and circumstances at the time such efforts are due.
“Commercial Software License” means licenses of software programs that are generally commercially available to the public or businesses, which have been non-exclusively licensed to any Acquired Company pursuant to “click-wrap,” “click to download,” “browsewrap” or “shrink-wrap” end-user licenses solely for their own internal use.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 1, 2021, among Asbury Automotive Group, Inc., Larry H. Miller Management Corporation, a Utah corporation, Landcar Management, and Miller Real Estate.
“Consents” means any waiver, authorization, or approval from, or notification requirement to, any Person.
“Contract” means any written or oral agreement that constitutes a binding agreement under applicable Law (other than purchase orders entered into in the Ordinary Course).
“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with an Acquired Company or (ii) which together with an Acquired Company is treated as a single employer under Section 414(t) of the Code.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.
“Data Protection Requirements” means all of the following: (i) all applicable laws relating to the privacy or security of Personal Data; (ii) Payment Card Industry Data Security Standard (PCI DSS) as applicable to Personal Data in the possession or under the control of an Acquired Company; (iii) obligations in Contracts with respect to the protection of the privacy and security of Personal Data; and (iv) any applicable internal or public-facing policies, procedures, terms of use, guidelines and standards relating to the privacy or security of Personal Data for an Acquired Company.
“Data Room” means the virtual data room maintained by Banker on Intralinks® and to which each of Buyer, its Affiliates, and each of their respective Representatives has been given access in connection with the Transactions.
“Data Security Breach” means any (i) unauthorized or unlawful acquisition of, access to, loss, alteration, disclosure of or misuse (by any means) of IT Assets or Personal Data, (ii)

unauthorized or unlawful Processing of Personal Data, or (iii) other act or omission that compromises the security, integrity, availability or confidentiality of IT Assets or Personal Data.
“Dealership Purchase Agreement” means that certain Purchase Agreement, dated on even date herewith, by and among Buyer, Owners Representative, Landcar Management, Miller Real Estate, the Acquired Companies and Parent Guarantor.
“Debt Commitment Letter” has the meaning ascribed to such term in the Dealership Purchase Agreement.
“Debt Financing” has the meaning ascribed to such term in the Dealership Purchase Agreement.
“Disclosure Schedules” or “Schedules” means those schedules numbered to correspond to the various sections of this Agreement setting forth certain exceptions to the representations and warranties contained herein and certain other information called for by this Agreement, delivered to Buyer pursuant to this Agreement concurrent with the execution hereof.
“Enforceability Exceptions” means, with respect to enforcement of the terms and provisions of a Contract, (a) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (b) the effect of general principles of equity, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
“Equity Interests” means issued and outstanding capital stock, partnership interests, limited liability company interests or other indicia of equity ownership (including any profits interest or phantom stock).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agreement” has the meaning ascribed to such term in the Dealership Purchase Agreement.
“Expense Fund” means an amount in cash equal to $5,000,000.
“Financing” has the meaning ascribed to such term in the Dealership Purchase Agreement.
“Financing Source” has the meaning ascribed to such term in the Dealership Purchase Agreement.
“Financing Source Party” has the meaning ascribed to such term in the Dealership Purchase Agreement.
“First Closing Acquired Companies” means, collectively, LCA and LAC.
“First Closing Payment” means (a) the First Closing Purchase Price; minus (b) Closing Indebtedness for the First Closing; minus (c) the Expense Fund.

“First Closing Purchase Price” means $435,000,000.
“First Interim Period” means the period commencing on the date hereof and ending on the earlier of (a) the First Closing and (b) the effective time on which this Agreement is terminated pursuant to Section 7.8.
“Fraud” means, with respect to the making of the representations and warranties expressly set forth in, as applicable, ARTICLE III or ARTICLE IV (as modified by the Disclosure Schedules): (i) a false representation of a material fact made in such representations and warranties, (ii) with knowledge on belief that such representation or warranty is false, or made with reckless indifference to the truth, (iii) with the intention to induce such Party to whom such representation or warranty is made to rely upon such representation or warranty, (iv) causing such Party to whom such representation or warranty is made, in justifiable reliance upon such false representation, to enter into this Agreement to its detriment, and (v) causing such Party to whom such representation or warranty is made to suffer Losses by reason of such reliance.
“FTC” means the U.S. Federal Trade Commission.
“Fundamental Representations” means (a) with respect to Owners, the representations and warranties contained in Sections 3.1(a), 3.2 (solely with respect to clause (a) therein), 3.3, 3.4, 3.23, 4.1, 4.2, 4.3 (solely with respect to clause (a) therein), and 4.4, and (b) with respect to Buyer, the representations and warranties contained in Sections 5.1, 5.2, and 5.3 (solely with respect to clause (i) therein).
“GAAP” means United States generally accepted accounting principles, applied consistently.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of any United States federal, state or local government or any foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Income Tax Return” means any Tax Return related to Income Taxes.
“Income Taxes” means any Tax based upon or measured by reference to income, including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes.
“Indebtedness” means, without duplication of any categories of “Indebtedness” set forth in this definition, all debts, liabilities, obligations, expenses and costs of the applicable Acquired Company: (a) for  borrowed money; (b) evidenced by bonds, debentures, notes or other similar instruments; (c) for obligations in respect of letters of credit or bankers’ acceptances issued for the account of such Acquired Company to the extent drawn on and outstanding; (d) created under any purchase, sale, conditional purchase or sale or other title retention agreement or for the deferred purchase price of property, products, or services (including “earnouts”, holdbacks, make-whole, indemnity seller notes or any other similar form of contingent payment obligation), with respect to which the applicable Acquired Company is liable, contingently or otherwise, as obligor or otherwise; (e) secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Acquired Company whether or not the obligations secured thereby have been assumed; (f) under leases required to be accounted for as capital leases under GAAP; (g) for or in connection with any hedges, swaps, caps, collars, flows, options, forwards, cross rights, derivatives or similar agreements or instruments; (h) deferred payroll Taxes of the applicable Acquired Company pursuant to the CARES Act and COVID-19 Relief Programs to the extent unpaid as of the applicable Closing, (i) for guarantees of any of the obligations described in the preceding clauses (a) through (h), and (j) for any accrued and unpaid interest, fees and other expenses owed by the applicable Acquired Company with respect to the foregoing, including prepayment penalties; provided, however, that in no event shall Indebtedness include (i) undrawn letters of credit, surety bonds and similar instruments, (ii) any obligations from one Acquired Company to another Acquired Company, (iii) any obligations incurred by, on behalf of, or at the direction of, Buyer or any of its Affiliates in connection with the Transactions or (iv) any deferred revenue and client deposits.
“Indemnity Escrow Amount” has the meaning ascribed to such term in the Dealership Purchase Agreement.
“Insider” means (a) any Owners, (b) any officer, director, manager, or other Affiliate of Owners or any Acquired Company, and (c) any Person in which any of the foregoing owns a direct Equity Interest.
“Insurance Policies” means any insurance policies, binders, slips, contracts, endorsements or certificates the Company has marketed, sold or issued directly or indirectly through any producer, agent, broker, fronting company or similar arrangement.
“Intellectual Property” means any intellectual or industrial property right recognized under the Laws of any jurisdiction anywhere in the world, including all rights in: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all letters patent and pending applications for patents of the United States and all countries foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions thereof; (b) all trademarks, service marks, trade names, business names, brand names, corporate names, logos, slogans and other things used to identify or distinguish the source or origin of goods or services, including common law rights, registrations and applications for registration thereof, and Internet domain names, website identifiers, social media identifiers and registrations or applications for registrations thereof, and all goodwill associated therewith; (c) all published and unpublished works of authorship, databases and software, and all applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including confidential ideas, research and development, know how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); and (f) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Interim Periods” means the First Interim Period and the Second Interim Period.
“Investment” as applied to any Acquired Company means (a) any direct or indirect purchase or other acquisition by such Acquired Company of any Equity Interests of any other Person and (b) any capital contribution by such Acquired Company to any other Person.
“IT Assets” means the computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines, cloud computing, and all other information technology equipment of the Acquired Companies.
“IRS” means the Internal Revenue Service.
“Katten” means Katten Muchin Rosenman LLP.
“LAC” means Landcar Administration Company, a Utah corporation.
“Landcar Management” means Landcar Management, LTD, a Utah limited partnership.
“LAC Owners” means (a) Windsong Legacy 2016 Exempt Trust, (b) Karen G. Miller, (c) Karen Gail Miller, Trustee of The Larry H. Miller GST Trust created under Trust Agreement dated October 30, 2008, (d) Gregory S. Miller, (e) Cheri Light Miller, Trustee of the Roger Lawrence Miller Marital Trust, dated August 18, 2013, (f) Stephen F. Miller, and (g) Brilliant Miller.
“LCA” means Landcar Agency, Inc., a Utah corporation.
“LCA Owners” means (a) Parent Guarantor, (b) Karen G. Miller, (c) Karen Gail Miller, Trustee of The Larry H. Miller GST Trust created under Trust Agreement dated October 30, 2008, (d) Gregory S. Miller, (e) Cheri Light Miller, Trustee of the Roger Lawrence Miller Marital Trust, dated August 18, 2013, (f) Stephen F. Miller, and (g) Brilliant Miller.
“LCC” means Landcar Casualty Company, a Utah corporation.
“LCC Owners” means (a) Karen Gail Miller, Trustee of The Gail Miller Marital Trust, (b) Karen G. Miller, (c) Landcar Investment Company, a Utah corporation, (d) Gregory S. Miller, (e) Cheri Light Miller, Trustee of the Roger Lawrence Miller Marital Trust, dated August 18, 2013, (f) Stephen F. Miller, (g) Brilliant Miller, (h) Karen R. Williams, and (i) Zane Miller.
“Law” means any statute, ordinance, rule, or regulation of any Governmental Entity.
“Leased Real Property” means the leasehold or license interest in the real property identified in the Leases (as defined below).
“Liability” means any payment, debt, obligation, deficiency, penalty, assessment, fine, claim, cause of action or other Losses of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation, or any other similar encumbrance in respect of such property or asset; provided, however, that “Liens” shall exclude (a) any restrictions on transfer of Equity Interests under federal and state securities Laws or (b) Liens created by Buyer on consummation of the Transactions.
“Losses” means any damage, deficiency, Liability, obligation, Order, assessment, cost, penalty, fine, or other expense, whether or not arising out of a direct claim or a third-party claim, including all interest, penalties, reasonable attorneys’ fees, and other expenses arising from, or in connection with, any claim by Person seeking indemnification.
“Management Agreement” means that certain Management Agreement to be entered into as of the First Closing Date among LCC, LCA and Buyer or its designees, in form and substance reasonably satisfactory to Buyer and Owners’ Representative based on terms and conditions negotiated in good faith by Buyer and Owners’ Representative during the First Interim Period.
“Measurement Time” means 12:01 a.m. (Mountain) on each Closing Date.
“Miller Real Estate” means Miller Family Real Estate, L.L.C., a Utah limited liability company.
“Order” means any award, injunction, judgment, decree, ruling, subpoena, verdict, or other decision issued, promulgated or entered by any Governmental Entity of competent jurisdiction.
“Ordinary Course” means, with respect to any Acquired Company, an action that is consistent with the past custom and practices of such Acquired Company (including with respect to quantity and frequency) and is taken in the ordinary course of the normal day-to-day operations of such Acquired Company, taking into account adjustments thereto by reason of Public Safety Measures or internal written health and safety protocols or directives of the Acquired Companies in effect as of the date hereof, in each case, in connection with the COVID-19 pandemic.
“Organizational Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws (or analogous document); (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs (in each case, as amended through the date of this Agreement).
“Owners” means the LAC Owners, the LCA Owners, and the LCC Owners.
“Permit” means any authorization, certificate of authority, approval, certificate, license, or franchise of or from any Governmental Entity.
“Permitted Liens” means (a) Liens in respect of Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested by appropriate Proceedings by the applicable Acquired Company and for which adequate reserves have been established in accordance with GAAP, (b) Liens of landlords and mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course for amounts that are (i) not delinquent and that are not, individually or in the aggregate, material to the Business or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) zoning, entitlement, building, environmental and other land use regulations imposed by a Governmental Entity having jurisdiction over any of the Leased Real Property which are not violated in any material respect by the current use of such Leased Real Property, (d) covenants, conditions, restrictions, easements and other similar matters of record or otherwise which do not materially impair the current use of any of the Leased Real Property, (e) Liens that, individually or in the aggregate, do not materially and adversely impact the current use of the applicable Leased Real Property, (f) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (g) purchase money Liens and Liens securing rental payments under capital lease arrangements with third parties entered into in the Ordinary Course which are not, individually or in the aggregate, material to the Business, and (h) non-exclusive licenses of Intellectual Property granted in the Ordinary Course.
“Person” means a natural person, a corporation, a partnership, a limited partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity, or any other entity.
“Personal Data” means any information in the control or possession of any Acquired Company or its authorized Representatives (including a Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, bank account information and other financial information, customer or account numbers, account access codes and passwords, Internet protocol address) which, whether alone or in combination with other information, identifies or is reasonably associated with an identified natural person, that is not otherwise publicly available information; and/or any other information that may be subject to Data Protection Requirements.
“Post-Closing Tax Period” means, in respect of each First Closing Acquired Company or LCC, any Tax period beginning after the Closing Date on which such Acquired Company is sold pursuant hereto and the portion of any Straddle Period beginning after such Closing Date (provided, however, that with respect to LCA, under Sections 1.1502-76(b)(1)(ii)(A)(2), (b)(2)(v), and (b)(5) of the Regulations, the Post-Closing Tax Period for federal and applicable state Income Tax purposes shall begin at the beginning of the applicable Closing Date).
“Preamble” means the introductory paragraph and the Recitals of this Agreement.
“Pre-Closing Taxes” means (a) all Taxes of each Acquired Company sold pursuant hereto for all Pre-Closing Tax Periods, including (i) all Taxes of any member of an affiliated, consolidated or unitary group of which any Acquired Company sold pursuant hereto is or was or a member on or at any time prior to the applicable Closing, including pursuant to Treas. Reg. §1.1502-6 or any analogous or similar Law, and (ii) all Taxes of any Person imposed on any Acquired Company sold pursuant hereto for any period as a transferee or successor in respect of a transaction occurring on or before such Closing Date, by Law, Contract (other than any agreement entered into in the Ordinary Course the primary purpose of which is not Taxes) or otherwise, and (b) all Taxes of the Owners for all Tax periods. Pre-Closing Taxes shall be determined in accordance with Section 6.12(a).

“Pre-Closing Tax Period” means, in respect of each First Closing Acquired Company or LCC, any Tax period that ends on or prior to the Closing Date on which such Acquired Company is sold pursuant hereto and the portion of any Straddle Period ending on such Closing Date (provided, however, that under Sections 1.1502-76(b)(1)(ii)(A)(2), (b)(2)(v), and (b)(5) of the Regulations, LCA’s last Tax year ending on or before the applicable Closing Date shall end for federal and applicable state Income Tax purposes at the close of the day before the applicable Closing Date).
“Proceeding” means any action, arbitration, audit, claim, complaint, charge, dispute, inquiry, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.
“Processing” (including “Process,” “Processes” and “Processed”) means the receipt, access, acquisition, collection, compilation, use, storage, processing, safeguarding, security, disposal, destruction, disclosure or transfer of data.
“Public Safety Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew, or other restrictions or any other Laws, directives, guidelines or recommendations issued by any Governmental Entity.
“Purchased Equity Interests” means the Purchased First Closing Equity Interests and the LCC Equity Interests.
“Purchase Price” means the sum of the First Closing Purchase Price and the Second Closing Purchase Price.
“Real Estate Purchase Agreement” means that certain Real Estate Purchase and Sale Agreement by and between Miller Real Estate and Buyer or one or more wholly-owned subsidiary thereof, dated on even date herewith.
“Reinsurance Agreement” means any reinsurance or retrocession treaty or agreement, including any amendments, extensions, renewals, guaranties, modifications, waivers, supplements or other agreements, if any, related thereto, to which the Company is a party or under which it has any existing rights or Liabilities.
“Representatives” of any Person means the directors, officers, managers, employees, consultants, financial advisors, counsel, accountants, and other similar agents of such Person.
“SAP” means the statutory accounting practices prescribed or permitted by the Utah Department of Insurance, applied on a consistent basis.
“Second Closing Payment” means (a) the Second Closing Purchase Price; minus (b) Closing Indebtedness for the Second Closing.

“Second Closing Purchase Price” means $40,000,000.
“Second Interim Period” means the period commencing immediately following the First Closing and ending on the earlier of (a) the Second Closing and (b) the effective time on which this Agreement is terminated pursuant to Section 7.9.
“Securities Act” means the Securities Act of 1933.
“Straddle Period” means, in respect of each First Closing Acquired Company or LCC, any taxable period that begins before, and ends after, the applicable Closing Date on which such Acquired Company is sold pursuant hereto.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, limited partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, limited partnership, association or other similar business entity, (i) a majority of the limited liability, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (ii) for which that Person or one or more Subsidiaries of that Person is manager or general partner.
“Tax” means any federal, state, local, foreign or other tax, custom, levy, duty, fee or other assessment, contribution or charge of any nature whatsoever imposed by any Governmental Entity or any governmental body responsibility for the administration of any tax (including any income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, license, recording, occupation, environmental, escheat, abandoned or unclaimed property, real or personal property, estimated tax, alternative, add-on minimum tax, customs, duty or other charge in the nature of tax) and, in each case, together with interest, penalties and additions to tax or additional amounts imposed with respect thereof and including liability for any of the foregoing as transferee, by contract or otherwise.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement, in each case related to any Tax, filed with, or otherwise provided to or required to be provided to, any Governmental Entity or Taxing authority, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Fee” means, (a) for purposes of a termination of this Agreement prior to the First Closing, $20,000,000 and (b) for purposes of a termination of this Agreement in respect of the Second Closing that occurs following the First Closing, $1,684,211.
“Threatened” means, in the case of a Proceeding, such Proceeding shall be deemed to have been “Threatened” if any written demand or written statement has been made or any written notice has been received by the Person against whom such threat is to be enforced.

“Transaction Deductions” means all Tax deductions available to any Owner or Acquired Company as a result of or in connection with the Transactions (including deductions related to repayment of Indebtedness, the payment of Transaction Expenses and payments of amounts that would have been Transaction Expenses but for the fact that they were paid prior to the Second Closing, and the payment of any fees or other costs and expenses associated with the Transactions) to the extent that such items or expenses are economically borne by such Owner or Acquired Company before the applicable Closing.
“Transaction Expenses” means any of the following, without duplication, (a) all of the out-of-pocket fees and expenses payable to third-parties (including all fees, expenses, disbursements and other similar amounts payable to investment bankers, attorneys, financial advisors or accountants) incurred by any Acquired Company prior to the applicable Closing solely to effect the negotiation, documentation and consummation of the Transactions which are unpaid as of immediately prior to the applicable Closing, (b) fifty percent (50%) of the filing fee for the HSR Filings, (c) the costs of the Tail Policy, and (d) all other bonuses, commissions, incentive compensation, severance, termination or retention payments, change in control bonuses or any other similar payments payable, or that become payable, in whole or in part prior to or as a result of the Transactions and the related employer portion of any required withholding, payroll, medical, social, unemployment or similar Taxes with respect thereto, as of the date of such payment, in each case to the extent such expenses are economically borne by the Owners or an Acquired Company on or prior to the applicable Closing Date.
“Transaction Matters” means the negotiation, preparation, execution, and delivery of this Agreement, the Ancillary Documents, and any other related agreements, and the consummation of the Transactions.
“Transactions” means the purchase and sale of the Purchased Equity Interests and the other transactions contemplated by this Agreement, and any Ancillary Document, including the performance by the Parties of their respective covenants and obligations under this Agreement and any Ancillary Document.
“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.
“United States” means the United States of America.
1.2Additional Defined Terms. For purposes of this Agreement, the following additional terms have the meanings set forth in the Sections to this Agreement indicated below:

Term	Section
“AAA”	Section 9.7(a)
“Acquired Company Plan”	Section 3.15(a)
“Actual LCA Closing Inside Tax Basis”	Section 6.12(f)(i)
“Authorized LCC Business States”	Section 3.1(b)
“Agreement”	Preamble
“Antitrust Filings”	Section 6.3(b)
“Annual Financial Statements	Section 3.5(a)
“Balance Sheet Date”	Section 3.5(b)

Term	Section
“Business Intellectual Property”	Section 3.11(a)
“Buyer”	Preamble
“Buyer Health and Welfare Plans”	Section 6.7(b)
“Buyer Indemnified Parties”	Section 8.2(a)
“Buyer Parties”	Section 9.14(a)
“Buyer Prepared Tax Returns”	Section 6.12(e)(ii)
“Buyer’s First Closing Certificate”	Section 7.3(c)
“Buyer’s Second Closing Certificate”	Section 7.5(c)
“CBA”	Section 3.16(a)
“Claim Notice”	Section 8.5(a)
“Claim Response”	Section 8.5(b)
“CLIP”	Section 3.10(b)
“Closing Statement”	Section 2.2
“Deductible”	Section 8.2(b)
“Dispute”	Section 9.7(a)
“Closing Statement”	Section 2.2
“Form 3115 Deferral Benefit”	Section 6.12(f)(i)
“Financial Statements”	Section 3.5(b)
“First Closing”	Section 2.3(a)
“First Closing Date”	Section 2.3(a)
“First Outside Date”	Section 7.8(e)
“HSR Filings”	Section 6.3(b)
“Indemnification Claim”	Section 8.5(a)
“Indemnified Party”	Section 8.3(a)
“Indemnifying Party”	Section 8.5(a)
“Initial First Closing Purchase Price Reduction”	Section 6.12(f)(i)
“Initial Purchase Price Reduction”	Section 6.12(f)(i)
“Insider Transactions”	Section 3.20
“Interim Financial Statements”	Section 3.5(b)
“Investment Assets”	Section 3.8(b)
“IP Licenses”	Section 3.11(b)
“LAC Equity Interests”	Recital
“LCA Equity Interests”	Recital
“LCA Tax Benefits”	Section 6.12(b)(ii)
“LCC Equity Interests”	Recital
“LCC Statutory Statements”	Section 3.5(b)
“Leases”	Section 3.9(b)
“LCC Equity Interests”	Recitals
“Listed IP”	Section 3.11(a)
“Lost Tax Basis Step-Up Benefit”	Section 6.12(f)(i)

Term	Section
“Nonparty Affiliates”	Section 9.14(a)
“Obligations”	Section 7.10(c)
“Owned Intellectual Property”	Section 3.11(a)
“Owners’ First Closing Certificate”	Section 7.2(c)
“Owners Indemnified Parties”	Section 8.3(a)
“Owners Representative”	Preamble
“Parent Guarantor”	Preamble
“Owners Prepared Tax Returns”	Section 6.12(e)(i)
“Owners’ Second Closing Certificate”	Section 7.4(c)
“Parties”	Preamble
“Party”	Preamble
“Purchased First Closing Equity Interests”	Recitals
“Purchase Price True-Up”	Section 6.12(f)(i)
“Recovery Costs”	Section 7.10(b)
“Reinsurance Documentation”	Section 3.10(a)(i)
“Revised Purchase Price Reduction”	Section 6.12(f)(i)
“Second Closing”	Section 2.3(b)
“Second Closing Date”	Section 2.3(b)
“Second Outside Date”	Section 7.9(e)
“Specified Contracts”	Section 3.10(a)
“Specified Permits”	Section 3.14(b)
“Success Based Fees”	Section 6.12(a)(iv)
“Tail Policy”	Section 6.8(a)
“Tax Attributes”	Section 3.17(m)
“Tax Contest Notice”	Section 6.12(g)
“Tax Contests”	Section 6.12(g)
“Third Party Claim”	Section 8.6
1.3Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:
(a)the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires;
(b)where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning;

(c)the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Disclosure Schedules and the Exhibits hereto) and not to any particular provision of this Agreement;
(d)references to this “Agreement” include the Disclosure Schedules and the Exhibits hereto;
(e)when a reference is made in this Agreement to Articles, Sections, paragraphs, clauses, Exhibits, the Preamble and Recitals, such references are to articles, sections, paragraphs, clauses, exhibits, the preamble and recitals of this Agreement;
(f)the word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified;
(g)all accounting terms used and not defined herein have the respective meanings given to them under GAAP;
(h)the phrases “delivered,” “made available” and “provided” (or words or phrases of similar import or nature) to Buyer under this Agreement means that such documents or materials were present in the Data Room on or before the date that is one (1) Business Day prior to the date hereof;
(i)references to “day” or “days” are references to calendar days, unless the defined term “Business Days” is used;
(j)whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty;
(k)with respect to any determination of any period of time, the word “from” means “from and including,” the word “to” means “to but excluding” and the word “through” means “through and including”;
(l)references to “the date hereof,” “the date of this Agreement” and words of similar import refer to the date set forth in the preamble to this Agreement;
(m)references to any Contract (including this Agreement) or any Organizational Document refer to such Contract or Organizational Document as amended, modified, supplemented or replaced from time to time;
(n)references to any “copy” of any Contract or other document refer to a true and complete copy thereof;
(o)the word “or” includes both the conjunctive and disjunctive;
(p)the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(q)any reference to any Law is a reference to the Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under the statute) and any reference to any section of any statute, rule or regulation includes any successor to the section;
(r)references to dollars or “$” are references to United States of America dollars; and
(s)except as otherwise expressly provided in this Agreement, no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in any calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be given duplicative effect.
ARTICLE II
THE TRANSACTIONS
2.1Purchase and Sale.
(a)First Closing. At the First Closing, the LAC Owners and the LCA Owners shall sell to Buyer, and Buyer shall purchase from the LAC Owners and the LCA Owners, the Purchased First Closing Equity Interests, free and clear of all Liens, and in exchange, Buyer shall pay, or cause to be paid, to the LAC Owners and the LCA Owners, their respective portion of the First Closing Payment by wire transfer of immediately available funds to one or more accounts set forth on the Closing Statement with respect to the First Closing.
(b)Second Closing. At the Second Closing, the LCC Owners shall sell to Buyer, and Buyer shall purchase from the LCC Owners, the LCC Equity Interests, free and clear of all Liens, and in exchange, Buyer shall pay, or cause to be paid, to the LCC Owners, the Second Closing Payment by wire transfer of immediately available funds to one or more accounts set forth on the Closing Statement with respect to the Second Closing.
2.2Closing Statement. Not less than two (2) Business Days prior to each Closing Date, Owners Representative shall deliver to Buyer a statement (each, a “Closing Statement”) that sets forth (a) the Closing Indebtedness, (b) a calculation of the First Closing Payment or Second Closing Payment, as the case may be, and (c) wire transfer instructions and allocation of First Closing Payment or Second Closing Payment, as the case may be, with respect to the applicable Owners.
2.3Closings; Closing Dates.
(a)First Closing Date. The closing of the purchase and sale of the Purchased First Closing Equity Interests (the “First Closing”) shall take place remotely via the electronic exchange of documents and signatures on the second (2nd) Business Day following the date on which all the conditions to the First Closing in Sections 7.1, 7.2 and 7.3 are satisfied or waived (other than those to be satisfied at the First Closing, but subject to their satisfaction or waiver at the First Closing), or on such other date as may be mutually agreed upon in writing by the Owners Representative and Buyer (the time and date on which the First Closing occurs is hereinafter referred to as the “First Closing Date”). The First Closing shall be deemed effective for all purposes as of the Measurement Time applicable to the First Closing.
(b)Second Closing Date. The closing of the purchase and sale of the LCC Equity Interests (the “Second Closing”) shall take place remotely via the electronic exchange of documents and signatures on the second (2nd) Business Day following the date on which all the conditions to Second Closing in Sections 7.1, 7.4, and 7.5 are satisfied or waived (other than those to be satisfied at the Second Closing, but subject to their satisfaction or waiver at the Second Closing), or on such other date as may be mutually agreed upon in writing by the Parties (the time and date on which the Second Closing occurs is hereinafter referred to as the “Second Closing Date”). The Second Closing shall be deemed effective for all purposes as of the Measurement Time applicable to the Second Closing.
2.4Owner Deliverables.
(a)First Closing. At the First Closing, the Owners Representative shall deliver, or cause to be delivered, to Buyer the following:
(i)Purchased First Closing Equity Interests. All certificate(s), if any, representing the Purchased First Closing Equity Interests duly endorsed in blank or accompanied by instrument of assignment endorsed in blank, as applicable, in proper form for transfer.
(ii)Resignations. Written resignations, effective as of the First Closing Date, of each of the directors and officers of each of the First Closing Acquired Companies, except for those who Buyer shall have specified at least five (5) Business Days prior to the First Closing Date in writing.
(iii)Officer Certificate. A certificate, dated as of the First Closing Date and signed by Owners Representative certifying (1) that attached thereto are true and complete copies of the authorizing resolutions of Owners with respect to the consummation of the Transactions contemplated by the First Closing and (2) as to the Organizational Documents of the First Closing Acquired Companies.
(iv)Owners’ First Closing Certificate. The Owners’ First Closing Certificate, duly executed by Owners Representative.
(v)IRS Form W-9. A properly completed IRS Form W-9 duly executed by each regarded Owner, or if any Owner is disregarded for Tax purposes, such Owner’s first regarded direct or indirect owner, in either case, with respect to the First Closing Acquired Companies.
(vi)Books and Records. Physical possession of all Books and Records of the First Closing Acquired Companies; provided that all such materials shall be deemed delivered to Buyer if they are present at the corporate office of any such Acquired Company on the First Closing Date.

(vii)Releases. Releases in the form attached hereto as Exhibit A, duly executed by each of the respective Owners of the First Closing Acquired Companies.
(b)Second Closing. At the Second Closing, Owners Representative shall deliver, or cause to be delivered, to Buyer the following:
(i)LCC Equity Interests. All certificate(s), if any, representing the LCC Equity Interests duly endorsed in blank or accompanied by instrument of assignment endorsed in blank, as applicable, in proper form for transfer.
(ii)Resignations. Written resignations, effective as of the Second Closing Date, of each of the directors and officers of LCC, except for those who Buyer shall have specified at least five (5) Business Days prior to the Second Closing Date in writing.
(iii)Officer Certificate. A certificate, dated as of the Second Closing Date and signed by the Owners Representative certifying (1) that attached thereto are true and complete copies of the authorizing resolutions of LCC Owners with respect to the consummation of the Transactions contemplated by the Second Closing and (2) as to the Organizational Documents of LCC.
(iv)Owners’ Second Closing Certificate. The Owners’ Second Closing Certificate, duly executed by Owners Representative.
(v)IRS Form W-9. A properly completed IRS Form W-9 duly executed by each regarded LCC Owner, or if any LCC Owner is disregarded for Tax purposes, such LCC Owner’s first regarded direct or indirect owner.
(vi)Books and Records. Physical possession of all Books and Records of LCC; provided that all such materials shall be deemed delivered to Buyer if they are present at the corporate office of LCC on the Second Closing Date.
(vii)Releases. Releases in the form attached hereto as Exhibit A, duly executed by each of the LCC Owners.
2.5Buyer Deliverables.
(a)First Closing. At the Closing, Buyer shall deliver, or cause to be delivered, to Owners the following:
(i)Payment of the First Closing Payment to Owners. Payment by Buyer to each of the LAC Owners and the LCA Owners of the First Closing Payment as set forth on the Closing Statement delivered in connection with the First Closing by wire transfer in accordance with the wire instructions set forth in such Closing Statement.
(ii)Management Agreement. The Management Agreement, duly executed by Buyer (or its designee).

(iii)Buyer’s First Closing Certificate. The Buyer’s First Closing Certificate, duly executed by Buyer.
(b)Second Closing. At the Second Closing, Buyer shall deliver, or cause to be delivered, to Owners the following:
(i)Payment of the Second Closing Payment to Owners. Payment by Buyer to the LCC Owners of the Second Closing Payment as set forth on the Closing Statement delivered in connection with the Second Closing by wire transfer in accordance with the wire instructions set forth in such Closing Statement.
(ii)Buyer’s Second Closing Certificate. The Buyer’s Second Closing Certificate, duly executed by Buyer.
2.6Special Tax Related Post-Closing Purchase Price Adjustment.
(a)Background. Prior to the execution of this Agreement, the Parties agreed to a reduction in the amount of $25,000,000 (the “Initial First Closing Purchase Price Reduction” or the “Initial Purchase Price Reduction”) in arriving at the First Closing Purchase Price.  This Initial Purchase Price Reduction related to the value of LCA.  The Initial Purchase Price Reduction was computed as the net amount of:
(i)an unfavorable item (the “Lost Tax Basis Step-Up Benefit”) computed as the net present value of the income tax benefits lost by the Buyer as a result of obtaining no step-up (fair market value) inside tax basis in the assets of LCA, less
(ii)a favorable item (the “Expected Form 3115 Deferral Benefit”) expected to result from the post-Closing filing by the Buyer of IRS Form 3115: Application for Change in Accounting Method to change LCA from its existing tax accounting method for premium revenues to an alternative income tax accounting method specifically applicable to a taxpayer that is an insurance company for U.S. federal income tax purposes.
The Initial Purchase Price Reduction as computed was based upon the following assumptions:  (x) that the inside tax basis (the “Actual LCA Closing Inside Tax Basis”) in the assets owned by LCA at the time of the First Closing is or will be $110,641,166; (y) that the applicable tax rate is or will be 32%; and (z) that the applicable discount rate is 12.5%.
(b)Expected Form 3115 Deferral Benefit.
(i)LCA Owners shall not be liable for any payments to Buyer pursuant to this Section 2.6(b) if (x) Buyer shall fail to timely file or cause to be timely filed an IRS Form 3115 for the First Post-Closing Tax Period, or (y) if Buyer timely files or causes to be timely filed an IRS Form 3115 for the First Post-Closing Tax Period, but the IRS rejects such election.

(ii)If Buyer timely files or causes to be timely filed an IRS Form 3115 for the First Post-Closing Tax Period, but for any reason LCA Owners get the benefit of the Expected Form 3115 Deferral Benefit, then LCA Owners shall refund to Buyer $25 million unless a recalculation is required under Section 2.6(c)(iii) below, in which case the amount that LCA Owners shall refund to Buyer shall be the amount recalculated pursuant to Section 2.6(c)(iii).
(c)Lost Tax Basis Step-Up.
(i)For purposes hereof, the “Revised Purchase Price Reduction” shall be calculated in the same manner as the Initial Purchase Price Reduction, but shall be determined based upon the Actual LCA Closing Inside Tax Basis of the assets owned by LCA at the First Closing. Attached hereto as Exhibit C is an example which illustrates the operation of this Section 2.6(c).
(ii)If such inside tax basis falls within a range from $100 million to $120 million, no adjustment will be necessary with respect to the Lost Tax Basis Step-Up Benefit.
(iii)If the Actual Closing Inside Tax Basis exceeds $120 million or is less than $100 million, then the Revised Purchase Price Reduction will be recalculated by Buyer using the Actual LCA Closing Inside Tax Basis and:
(i)Buyer shall provide such calculation to LCA Owners, along with all supporting information;
(ii)if the Revised Purchase Price Reduction exceeds the Initial Purchase Price Reduction, then LCA Owners shall refund to Buyer an amount equal to such excess amount; and
(iii)if the Revised Purchase Price Reduction is less than the Initial Purchase Price Reduction, then Buyer shall pay to LCA Owners as additional consideration an amount equal to such shortfall amount.
(d)Outside Date. The payment obligation of the Parties under this Section 2.6 shall terminate on March 15, 2025.
ARTICLE III
REPRESENTATIONS AND WARRANTIES AS TO THE ACQUIRED COMPANIES
Except as set forth in the Disclosure Schedules, each LAC Owner (solely with respect to LAC), each LCA Owner (solely with respect to LCA), and each LCC Owner (solely with respect to LCC) hereby represents and warrants to Buyer as follows:
III.1Organization.
(a)Each Acquired Company is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of such Acquired Company’s incorporation.

Each Acquired Company is licensed or qualified to conduct its Business as it is presently being conducted and is in good standing in every jurisdiction where the property owned, leased or operated by it or the nature of the Business conducted by it makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have an Acquired Company MAE. Each Acquired Company possesses all requisite power and authority that is necessary to own and operate its properties and to carry on its Businesses as presently conducted.
(b)LCC (i) is duly licensed and authorized as an insurance company in each jurisdiction set forth on Schedule 3.1(b) (the “Authorized LCC Business States”); (ii) is in good standing with its current certificates of authority and is duly authorized to write those lines of business listed on its certificates of authority with no restrictions, limitations or impairments in the Authorized LCC Business States; and (iii) is not “commercially domiciled” for insurance regulatory purposes in any jurisdiction or otherwise treated as domiciled in a jurisdiction other than the State of Utah. Schedule 3.1(b) sets forth a list, as of the date hereof, of the date of expiration of each certificate of authority issued to LCC in the Authorized LCC Business States.
(c)LCA (i) is duly licensed, registered or otherwise permitted to act as a service contract provider, obligor and administrator in each jurisdiction set forth on Schedule 3.1(c) (the “Authorized LCA Business States”); and (ii) is in good standing and is duly authorized or otherwise permitted to write service contract business in the Authorized LCA Business States. Schedule 3.1(c) sets forth a list, as of the date hereof, of the date of expiration of each certificate of authority issued to LCA in the Authorized LCA Business States.
(d)LAC is duly qualified, licensed or otherwise permitted to do business as a service contract administrator in the Authorized LCA Business States. Notwithstanding the foregoing, LAC does not currently engage in the activities of a service contract administrator, or any other business services or activities related to the Business.
(e)Except for obligations incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the Transactions, LAC has neither incurred any Liability, engaged in any business or activity of any type or kind whatsoever nor entered into any Contract with any Person.
(f)Schedule 3.1(f) sets forth the officers and directors of each Acquired Company. During the last two (2) years, no Acquired Company has operated under any other legal name or used any fictitious or trade name. Copies of each Acquired Company’s Organizational Documents have been made available to Buyer.
3.2No Conflict. Except as set forth on Schedule 3.2, the execution and delivery of this Agreement and the performance by any Owner of its obligations hereunder and the consummation by it of the Transactions will not (a) conflict with or result in a violation or breach of any provision of the Organizational Documents of any Acquired Company, (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to any Acquired Company, assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have expired or been terminated, (c) require the Consent or Permit of, or filing with or notification to, any Governmental Entity or any other Person, (d) require the

Consent, notice or other action by any Person under, materially conflict with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any Specified Contract to which any Acquired Company is a party or by which any Acquired Company is bound or to which any of such Acquired Company’s properties and assets are subject or any material Permit affecting the properties, assets or their respective Businesses, or (e) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of the Acquired Companies.
3.3Capitalization. Schedule 3.3 sets forth the authorized and, issued, and outstanding Equity Interests of each Acquired Company and the holders thereof as of the date hereof. As of the date hereof, the Equity Interests set forth on Schedule 3.3 constitute all of the issued and outstanding Equity Interests of each Acquired Company, are duly authorized, validly issued, and non-assessable, are free and clear of any Liens, preemptive or similar rights, and were issued in compliance with all applicable securities Laws. Except as set forth on Schedule 3.3, no Acquired Company has any outstanding (i) convertible or exchangeable securities or rights for or exercisable into any of its Equity Interests or containing any profit participation features, nor any rights or options to subscribe for or to purchase its Equity Interests or (ii) stock appreciation rights or phantom stock or similar plans or rights regarding any of its Equity Interests. Except as set forth on Schedule 3.3, there are no (1) outstanding obligations of any Acquired Company (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests or any warrants, options or other rights to acquire its Equity Interests or (2) voting trusts, proxies or other agreements among any Acquired Company’s equity holders with respect to the voting or transfer of such Acquired Company’s Equity Interests.
3.4Investments.
(a)Except as set forth on Schedule 3.4(a), the Acquired Companies have not made an Investment in any other Person, none of the Business is conducted through any Person other than an Acquired Company, and no Insider owns or holds any Equity Interest in any other Person relating to the Business.
(b)Immediately following each Closing, no Insider shall (1) hold any rights in any tangible personal property or Business Intellectual Property or (2) have any operations, in each case, that contribute to or were used in the conduct of the Business as of the date hereof.
3.5Financial Statements.
(a)Set forth on Schedule 3.5(a) are the following (collectively, the “Annual Financial Statements”):
(i)the audited combined balance sheets for LCA and LCC as of December 31, 2020, and December 31, 2019, and the related audited combined statements of income for the years then ended, together with the notes and other financial information included therewith; and

(ii)the unaudited balance sheets for LCA and LCC as of December 31, 2020, and December 31, 2019, and the related unaudited statements of income for the years then ended, together with the notes and other financial information included therewith.
(b)Set forth on Schedule 3.5(b) the unaudited combined balance sheet for LCA and LCC as of June 30, 2021 (the “Balance Sheet Date”), and the related unaudited combined statement of income for the six (6)-month period then ended (collectively, the “Interim Financial Statements”, together with the Annual Financial Statements, the “Financial Statements”):
(c)Copies of the following statutory statements of LCC have been made available to Buyer, which are correct and complete in all material respects, in each case together with the exhibits, schedules and notes thereto and any actuarial opinions, affirmations and certifications filed therewith (collectively, the “LCC Statutory Statements”): (i) the annual statement as of and for the annual periods ended December 31 for each of the years 2020 and 2019, in each case, as filed with the Utah Department of Insurance; and (ii) the unaudited quarterly statements as of and for the quarterly periods ended June 30, 2020, as filed with the Utah Department of Insurance.
(d)The LCC Statutory Statements (i) were prepared in all material respects in accordance with SAP and consistently applied in compliance with the internal controls of LCC (ii) were derived, from and are consistent with the books and records of LCC; and (iii) present fairly in all material respects the statutory capital and surplus and financial position of LCC at the respective date thereof and the statutory results of operations, income and cash flows of LCC for the respective periods then ended.
(e)The Financial Statements (i) fairly present in all material respects the financial position of LCA and LCC as of the dates thereof and the operating results of LCA and LCC for the periods then ended, and (ii) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except, in the case of the Interim Financial Statements, for the absence of footnotes and supplementary information and subject to normal year-end adjustments.
3.6Absence of Undisclosed Liabilities. No Acquired Company has any Liabilities other than (a) Liabilities set forth on the face of the latest balance sheet of such Acquired Company as of the Balance Sheet Date; (b) Liabilities which have arisen after the Balance Sheet Date in the Ordinary Course (none of which is a Liability resulting from breach of Contract, breach of warranty, tort, infringement, misappropriation, lawsuit or violation of Law), (c) executory obligations under Contracts to which any Acquired Company is a party that do not relate to any breach or default of such Contract, (d) Liabilities arising during the applicable Interim Period that are incurred in connection with the Transactions or in furtherance of the obligations of Owners pursuant to this Agreement and the Ancillary Documents, or (e) Liabilities that would not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Business. The representations and warranties with respect to the subject matter of each of Section 3.9 (Real Property), Section 3.11 (Intellectual Property), Section 3.12 (Data Protection Requirements), Section 3.13 (Proceedings), Section 3.15 (Benefit Plans),

Section 3.16 (Labor Matters), Section 3.17 (Taxes), Section 3.18 (Insurance), Section 3.19 (Product Warranties), and Section 3.22 (Insurance Regulatory Matters) are the exclusive representations and warranties made with respect to the subject matters thereof, and no other representations or warranties in respect thereof are made in this Section 3.6
3.7Absence of Certain Changes or Events. Except as set forth in Schedule 3.7, during the period commencing as of the date of the Balance Sheet Date until the date of this Agreement, (a) LCA and LCC have conducted their respective Businesses in the Ordinary Course and LCA and LCC have not proposed, taken or failed to take any action, or permitted to occur, any matter listed in Section 6.1(a) that would have required Buyer’s Consent if such proposal, action or failure to act, or occurrence, had occurred during the applicable Interim Period, and (b) there has not been any change, event or occurrence which has had an Acquired Companies MAE.
3.8Assets.
(a)Each of LCA and LCC owns good and valid title to, or a valid leasehold interest in or license to use, all of such Person’s tangible properties and assets that it purports to own, lease or license that are material to operation of the Business (including all of the properties and assets shown on the latest balance sheet of such Person as of the Balance Sheet Date), free and clear of all Liens, except for (i) tangible properties and assets disposed of in the Ordinary Course since the Balance Sheet Date, (ii) Permitted Liens and (iii) those Liens that will be released at the applicable Closing, if any.
(b)LCC holds valid title to all Investment Assets, free and clear of all Liens, other than Permitted Liens and legal restrictions on transfer of general applicability. For purposes of this Agreement, “Investment Assets” means any investment assets beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by LCC, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes. The Investment Assets are listed on Schedule 3.8(b). All of the Investment Assets are qualified as or eligible to be admitted assets under applicable Law. None of the Investment Assets include any non-agency mortgage backed securities, subprime mortgage portfolio assets or illiquid investments or securities.
3.9Real Property.
(a)No Acquired Company owns, or will own on the Closing Dates, any fee interest in any real property.
(b)Schedule 3.9(b) sets forth the street address of each parcel of Leased Real Property, and indicates the applicable Acquired Company that leases such Leased Real Property. Schedule 3.9(b) sets forth a list of all Contracts (collectively, the “Leases”), pursuant to which such Acquired Company has a leasehold, subleasehold or other right to use or occupy the Leased Real Property. No Acquired Company subleases such Leased Real Property to a third party. No Acquired Company is a party to any Contract to purchase or otherwise acquire a fee or leasehold interest in any real property, except to the extent any such Contract to purchase Leased Real Property may be set forth in any of the Leases. A true and correct copy of each Lease has been made available to Buyer in the Data Room.

(c)Except as otherwise provided in the Real Estate Purchase Agreement, (i) the applicable Acquired Company has a legal, valid, binding, and enforceable leasehold or subleasehold interest in the applicable Leased Real Property, in each case free and clear of all Liens (except for Permitted Liens) except as the enforceability thereof may be limited by the Enforceability Exceptions; (ii) there is no uncured default under any Lease by the Acquired Company who is the tenant thereunder or, to Acquired Companies’ Knowledge, any other party thereto, nor has any Acquired Company received or delivered written notice of any claim of such default; (iii) no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material default by the Acquired Company who is the tenant under any Lease or, to Acquired Companies’ Knowledge, any other party thereto; (iv) no security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default by the Acquired Company who is the tenant thereunder which has not been redeposited in full; (v) the Acquired Company who is the tenant under any Lease does not owe, and will not owe as of the applicable Closing Date, any brokerage commissions or finder’s fees with respect to such Lease; (vi) except with respect a Leased Real Property leased or subleased by an Acquired Company from Miller Real Estate, the other party to any Lease is not an Affiliate of, and otherwise does not have any economic interest in, Owners or the Acquired Company who is the tenant thereunder; (vii) the Acquired Company who is the tenant under any Lease has not, and will not have as of the applicable Closing Date, subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (viii) the Acquired Company who is the tenant under any Lease has not, and will not have as of the applicable Closing Date, collaterally assigned or granted any other security interest in such Lease or any interest therein.
(d)The Leased Real Property comprises all of the real property used in or otherwise related to, the Business as currently conducted.
(e)None of the Leased Real Property, is subject to a pending condemnation proceeding, and no Acquired Company has received written notice of any Threatened condemnation proceeding affecting any of the Leased Real Property.
3.10Specified Contracts.
(a)Excluding the Leases, Schedule 3.10(a) sets forth a complete and accurate list of all of the following Contracts to which any Acquired Company is a party or bound, in each case (such Contracts that are listed or required to be listed on Schedule 3.10(a), together with the IP Licenses, are herein referred to as the “Specified Contracts”):
(i)any Reinsurance Agreements relating to the Business (the “Reinsurance Documentation”);
(ii)any Contract involving aggregate consideration in excess of $125,000 with respect to any Acquired Company individually or $1,000,000 with respect to the Acquired Companies in the aggregate, in each case, in any twelve (12) month period and that require such Acquired Company or the Acquired Companies bound thereby to purchase any product or service from a third party;

(iii)any Contract (1) with any Business Employee or former employee of any Acquired Company related to such Person’s employment or severance (excluding any offer letter of employment entered into in the Ordinary Course) that contains an obligation to pay more than $150,000 per calendar year or (2) providing for the engagement of individual independent contractors providing services to the Business that contains an obligation to pay more than $150,000 per calendar year;
(iv)any Contract under which any Acquired Company is (1) lessee of or holds or operates any tangible personal property (excluding vehicles), owned by any other Person, and the annual payments under such Contract excess of $100,000 or (2) lessor of or permits any Person to hold or operate any tangible personal property (excluding vehicles) owned or controlled by an Acquired Company;
(v)any Contract pursuant to which any Acquired Company subcontracts work to a Person in connection with its respective Business;
(vi)any Contract for the sale, transfer, purchase, acquisition or other disposition of any material assets or Equity Interests of a third party (other than an Insider) or for any right of first refusal or similar right or obligation to sell, transfer, purchase, acquire or otherwise dispose of any material assets or Equity Interest of a third party (other than an Insider), in each case, under which there are outstanding rights or obligations of any party thereto;
(vii)any Contract that involves the payment or receipt of any earn-out or similar contingent payment;
(viii)any Contract that is a guarantee of Indebtedness;
(ix)any Contract related to an Insider Transaction (as defined below);
(x)any Contract related to the provisions of management services to any Acquired Company;
(xi)any Contract that (1) requires the Business or any Acquired Company to deal exclusively with the counterparty with respect to marketing, sales, franchising, or distribution or (2) prohibits or restricts any Acquired Company from competing in any jurisdiction or market;
(xii)any Contract pursuant to which any Acquired Company agrees to indemnify any Person not an Insider (other than customary indemnification obligations set forth in commercial Contracts entered into in the Ordinary Course);
(xiii)any Contract that is a settlement, conciliation or similar Contract with any Governmental Entity or third party pursuant to which any Acquired

Company will have any material outstanding obligation after the date of this Agreement;
(xiv)any Contract for the settlement of any Proceeding in excess of $50,000 or Threatened Proceeding in excess of $75,000; or
(xv)any Contract that provides for any joint venture, partnership or similar arrangement.
(b)Each Specified Contract and all Contractual Liability Insurance Policies (“CLIP”) relating to the TCA Business, including any CLIP relating to any and all service contract obligations assumed by LCA (each CLIP shall be deemed a Specified Contract for purposes of this Agreement) have been made available to Buyer. Each Specified Contract set forth on Schedule 3.10(a) is valid, binding, and enforceable against the applicable Acquired Company, and to Acquired Companies’ Knowledge, each other party thereto, in accordance with their respective terms except as the enforceability thereof may be limited by Enforceability Exceptions. Except as set forth on Schedule 3.10(a), no Acquired Company is in default or breach under, or in receipt of any written claim of default or breach under, any Specified Contract and, to Acquired Companies’ Knowledge, no other party thereto is in default or breach thereunder. No event has occurred that (with the passage of time or the giving of notice or both) would reasonably be expected to result in a default or breach by any Acquired Company, or to Acquired Companies’ Knowledge, any other party thereto, under any Specified Contract. No Acquired Company has received any written notice that any other party to a Specified Contract intends not to renew, or to breach, cancel, terminate, or renegotiate the existing terms of any Specified Contract that would adversely affect such Specified Contract.
(c)None of the Reinsurance Documentation are finite reinsurance, financial reinsurance or such other form of reinsurance that does not meet the risk transfer requirements under applicable Laws. Each of the Reinsurance Documentation has been properly characterized and accounted for in the LCC Statutory Statements in accordance with SAP and no Governmental Entity has objected to such characterization and accounting. All treaties or agreements related to Reinsurance Documentation ceded or assumed are in full force and effect and there is no present default under any such Reinsurance Documentation, and LCC, as of the date hereof, has not received any written notice of termination of or default under any Reinsurance Documentation.
3.11Intellectual Property.
(a)Schedule 3.11(a) sets forth a list of all (i) trademark and service mark registrations and pending registration applications, (ii) Internet domain name and social media account registrations and trade names, (iii) patents and pending patent applications, and (iv) copyright registrations and pending registration applications (collectively, “Listed IP”), in each case, which are owned or purported to be owned by or registered to any Acquired Company, including to the extent applicable, the date of registration or application and name of registration body where the registration or application was made, the registration or application number, title, and owner(s). All renewal, registration and maintenance filings and fees in respect of the Listed IP that are due (if applicable) have been made or paid to obtain, maintain, perfect, preserve and renew such Listed IP, as applicable. To Acquired Companies’ Knowledge, there are no facts, circumstances or information that would, or would reasonably be expected to, render any Listed IP invalid or unenforceable and there is no information, material, fact, or circumstance that would render any of the Listed IP invalid or unenforceable. None of the Listed IP is involved in any interference, reexamination, cancellation, or opposition proceeding, or any other currently pending or threatened Proceeding. As of the date hereof, the Acquired Companies exclusively own and possess all right, title and interest in and to all Listed IP and other material Intellectual Property owned or purported to be owned by the Acquired Companies (collectively, the “Owned Intellectual Property”), free and clear of all Liens (other than Permitted Liens), and the Acquired Companies have valid, enforceable, and sufficient rights to all other material Intellectual Property used in or necessary for the operation of the Business (collectively, and together with the Owned Intellectual Property, the “Business Intellectual Property”).
(b)Schedule 3.11(b) sets forth a list of all written license agreements with respect to any Business Intellectual Property to which any Acquired Company is a party (other than Commercial Software Licenses entered into in the Ordinary Course) (collectively, the “IP Licenses”), and pursuant to which (1) such Acquired Company is authorized or otherwise has the right to use, display, distribute, sell, resell, license or sublicense any of the Business Intellectual Property or (2) Acquired Company has authorized or has otherwise granted to a third party the right or license to use, display, distribute, sell, resell, license or sublicense any of the Owned Intellectual Property. All of the Business Intellectual Property that is not Owned Intellectual Property is duly and validly licensed to the Acquired Companies pursuant to an IP License listed in Schedule 3.11(b)(1) for use in the manner in which it is currently used by the relevant Acquired Company.
(c)Neither the Acquired Companies nor any the operation of the Business as was conducted or is currently conducted, have been or is currently, infringing, misappropriating or violating, the Intellectual Property of any third party. To Acquired Companies’ Knowledge, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property, no Proceeding against a third party with respect to the alleged infringement, misappropriation or other violation of any Owned Intellectual Property is pending or is Threatened and no Acquired Company has made any written claim with respect to the alleged infringement, misappropriation or other violation of any Owned Intellectual Property against any Person in the last three (3) years. There is no Proceeding pending or, to Acquired Companies’ Knowledge, Threatened against any Acquired Company, and no Acquired Company has received any written claim or notice, challenging the ownership or the validity or effectiveness of any Owned Intellectual Property or alleging that the operation of the Business has infringed, misappropriated or violated the Intellectual Property of any third party.
3.12Data Protection Requirements.
(a)Each Acquired Company is in compliance in all material respects with all Data Protection Requirements to which the Business is subject with respect to the protection and security of Personal Data while such Personal Data was or is in the possession or under the control of such Acquired Company or its authorized Representatives. The execution, delivery and performance of this Agreement by an Acquired Company and the Transactions complies with, and will comply with Data Protection Requirements. Immediately following the applicable Closing Date, each Acquired Company will continue to be permitted to collect, store, Process, use and disclose Personal Data held by an Acquired Company on terms identical in all material respects to those in effect as of the date of this Agreement and to the same extent they would have been able to had the Transactions not occurred.
(b)Each Acquired Company has taken commercially reasonable measures to protect the confidentiality, integrity, availability, and security of its IT Assets and to comply with Data Protection Requirements and has, during the past three years, required the same of any vendors or other third parties that Process Personal Data on behalf of the Acquired Companies. The Acquired Companies maintain and test disaster recovery and business continuity plans, maintain contingency planning procedures and facilities, and make and store back-up copies of data, each of which are commercially reasonable and that allow for the continuance of operations in the event of any unplanned interruption in service or unavailability.
(c)No written notices have been received by, and no claim, charge or complaint has been made in writing against any Acquired Company alleging a violation of any Data Protection Requirements, and no Proceeding is pending or is Threatened against an Acquired Company relating to such Acquired Company’s collection, use or disclosure of Personal Data. There have not been any actual or written allegations of incidents of Data Security Breaches involving IT Assets or Personal Data while in the possession or under the control of an Acquired Company or, to the Acquired Companies’ Knowledge, while in the possession or under the control of an authorized Representative of such Acquired Company. The Acquired Companies have no reason to reasonably suspect a Data Security Breach has occurred that would be material to the Acquired Companies and there is no current investigation of a potential Data Security Breach.
(d)Each Acquired Company has at all times made all necessary disclosures to, and obtained any necessary consents or authorizations from, users, customers, employees, contractors, Governmental Entities and other applicable Persons as required by Data Protection Requirements. Each Acquired Company has materially complied with all consents and authorizations obtained from any such users, customers, employees, contractors, Governmental Entities and other applicable Persons. Each of the Acquired Companies does not, and does not permit any third party to, Process, sell, rent or otherwise make available to any Person any Personal Data.
3.13Proceedings. Except as set forth on Schedule 3.13, during the three (3) year period ending on the date hereof, there have not been any, and as of the date hereof, there are no Proceedings (a) pending or Threatened against any Acquired Company, or (b) pending or Threatened by any Acquired Company against any Person. Except as set forth on Schedule 3.13, as of the date hereof, no Acquired Company is subject to any Order to which such Acquired Company is currently a named party or has any future obligations.
3.14Compliance with Laws; Specified Permits.
(a)Except as set forth on Schedule 3.14(a), each Acquired Company has, during the past three (3) years, complied with, and is currently in compliance with, in all material respects, all Laws applicable to such Acquired Company. During the past three (3) years, no Acquired Company has received written notice from any Governmental Entity claiming a material violation of any applicable Laws by such Acquired Company, and there is not pending or Threatened any Proceeding concerning any Acquired Company’s compliance with any such Laws. The representations and warranties with respect to the subject matter of each of Section 3.9 (Real Property), Section 3.11 (Intellectual Property), Section 3.12 (Data Protection Requirements), Section 3.13 (Proceedings), Section 3.15 (Benefit Plans), Section 3.16 (Labor Matters), Section 3.17 (Taxes), Section 3.18 (Insurance), Section 3.19 (Product Warranties), and Section 3.22 (Insurance Regulatory Matters) are the exclusive representations and warranties made with respect to the subject matters thereof, and no other representations or warranties in respect thereof are made in this Section 3.14(a).
(b)Each Acquired Company holds all Permits required for the operation of its respective Business (as presently conducted) (collectively, the “Specified Permits”), and Schedule 3.14(b) sets forth a list of all such Specified Permits. Each Acquired Company has, during the past three (3) years, complied with, and is currently in compliance with, in all material respects, the requirements of the Specified Permits. Each Specified Permit is in full force and effect as of the date hereof and, during the past three (3) years, no Acquired Company has received any written notice from any Governmental Entity to the contrary.
3.15Benefit Plans.
(a)Schedule 3.15(a)(i) sets forth a complete list of all material Benefit Plans, and Schedule 3.15(a)(ii) denotes each material Benefit Plan that is sponsored or maintained by any Acquired Company (each such Benefit Plan, an “Acquired Company Plan”).
(b)Correct and complete copies of the following have been made available to Buyer: (i) each current plan document for each Benefit Plan, (ii) the most recent determination letter, ruling or notice issued by any Governmental Entity with respect to each Benefit Plan, if any, (iii) the Form 5500 Annual Reports (or evidence of any applicable exemption) for the three most recent plan years (to the extent such forms are required for any Benefit Plan), (iv) the most recent summary plan description (and any summaries of material modifications thereto) relating to any Benefit Plan, (v) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Benefit Plan, and (vi) any other documents, forms or other instruments relating to any Benefit Plan reasonably requested by Buyer. A written description of the material terms of any unwritten Benefit Plan has been made available to Buyer.
(c)Each Benefit Plan has been maintained, operated, funded and administered in material compliance with its terms and any related documents or agreements and all applicable Laws (including, to the extent applicable, the applicable requirements of ERISA and the Code). There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans that would result in any liability or excise tax under ERISA or the Code being imposed on any Acquired Company. No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject any Acquired Company or any Benefit Plan, to penalties or excise taxes under sections 4980D or 4980H of the Code.
(d)Each Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination.
(e)Except as set forth in Schedule 3.15(e), neither any Acquired Company nor any member of the Controlled Group currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.
(f)With respect to each group health plan benefiting any current or former employee of an Acquired Company or any member of the Controlled Group that is subject to Section 4980B of the Code, each Acquired Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(g)No Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).
(h)There is no pending or Threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Benefit Plan (other than routine claims for benefits), nor, to Acquired Companies’ Knowledge, is there any basis for one.
(i)With respect to any insurance policy providing funding for benefits under any Benefit Plan, (i) there is no liability of any Acquired Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Acquired Companies’ Knowledge, no such proceedings with respect to any such insurer are imminent.
(j)No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under any Benefit Plan that is intended to be qualified under Section 401(a) of the Code.
(k)Except as set forth in Schedule 3.15(k), neither the execution, delivery, or performance of this Agreement nor the consummation of the Transactions will (i) constitute a stated triggering event under any Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from an Acquired Company to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of an Acquired Company.
(l)No Acquired Company has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of an Acquired Company other than the Benefit Plans, or to make any amendments to any of the Benefit Plans.
(m)Each Acquired Company has reserved all rights necessary to amend or terminate each of the Acquired Company Plans without the consent of any other Person.
(n)No Benefit Plan provides benefits to any individual who is not a current or former employee of an Acquired Company, or the dependents or other beneficiaries of any such current or former employee.
(o)No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of any Acquired Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(p)All (i) contributions and premium payments that are required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) transfers or payments required to be made to, any Benefit Plan have been made within the time periods prescribed by ERISA, the Code or by Contract (including any valid extensions), and all such amounts for any period ending on or before the applicable Closing Date that are not yet due have been made to each Benefit Plan.
3.16Labor Matters.
(a)Owners have made available to Buyer a list of all Business Employees as of two (2) Business Days prior to the date hereof, including for each Business Employee, the (i) name of such Person, (ii) job title, (iii) date of hire, (iv) annual salary or hourly rate (as applicable), (v) exempt or non-exempt status, (vi) incentive or bonus compensation (as applicable), (vii) active or inactive status, (viii) work location (including city and state), (ix) part-time or full-time status, (x) visa status, and (xi) employing entity.
(b)(i) no Acquired Company is a party to, or bound by, any collective bargaining agreement or other Contract with any labor union or labor organization (each a “CBA”), in each case, with respect to any current or former employees of the Business; (ii) there are no CBAs or any other labor-related agreements or arrangements that pertain to any Business Employee or the Acquired Companies; and (iii) no Business Employee is represented by any labor union or other labor organization with respect to such Business Employee’s employment with any Acquired Company. There is no, and during the three (3) year period ending on the date hereof there has been no, pending, or to Acquired Companies’ Knowledge, Threatened, strike, walkout, slowdown, material unfair labor practice charge, material grievance, material labor-related arbitration, work stoppage, material labor dispute, law enforcement cases with respect to any employment or labor-related agreements, or union organizing effort (x) against or affecting the Acquired Companies or (y) by or respecting any current or former employees of the Business.
(c)The Acquired Companies have satisfied, or will satisfy by the applicable Closing Date, in a timely manner and in compliance in all material respects with all applicable Laws, any legal or contractual requirement to provide notice to, or to enter into any consultation, procedure with, any labor union, labor organization or works council, which is representing any Business Employee, in connection with the execution of this Agreement or the consummation of the Transactions.
(d)The Acquired Companies are, and during the three (3) year period ending on the date hereof have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, exempt or non-exempt employee classification, independent contractor classification, meal and rest breaks, timekeeping, immigration, harassment, discrimination and retaliation, disability rights, COVID-19, equal opportunity, plant closures and layoffs (including the Workers Adjustment and Retraining Notification Act of 1988 and any similar state or local laws , workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements, social security, and unemployment insurance.
(e)No material employee layoff, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting any current or former employees of the Business has occurred within the six (6) months prior to the date hereof, or is contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Business has not otherwise experienced any material employment-related Liability with respect to Public Safety Measures; and (ii) to Acquired Companies’ Knowledge, no material group of Business Employees is unable to perform their job duties as a result of COVID-19 or any Public Safety Measures.
(f)No Acquired Company (i) is party to a settlement agreement with a current or former employee entered into in the past three (3) years that involves allegations relating to sexual harassment by either an officer or employee of an Acquired Company, or (ii) has received any allegations of sexual harassment against any officer or employee of an Acquired Company.
(g)The Acquired Companies are in compliance in all material respects with the requirements of all applicable Laws with respect to legal authorization to work or perform services, including the requirements of the Immigration Reform Control Act of 1986 and all applicable Laws regarding policies with respect to collecting, verifying and retaining complete and accurate copies of U.S. Citizenship and Immigration Services Form I-9, or other applicable documents for each of their current and former employees, and have not in the last three (3)

years received any “No Match” letters with respect to any current or former employees of the Business.
3.17Tax Matters. Except as set forth on Schedule 3.17:
(a)Each Acquired Company has timely filed (or has had filed on its behalf) all Income Tax Returns and other material Tax Returns required by applicable Law to be filed by such Acquired Company (taking into account all applicable extensions of time to file); and all material Taxes payable by such Acquired Company with respect to such Tax Returns or otherwise (whether or not shown on such Tax Returns) have been paid;
(b)Each Acquired Company has withheld all Taxes and other amounts from payments to employees, agents, contractors, and nonresidents required by applicable Law to be withheld by such Acquired Company prior to the date hereof and remitted such amounts required to be remitted prior to the date hereof to the appropriate Governmental Entity;
(c)As of the date hereof, no Proceedings related to any Tax Return of any Acquired Company is pending or Threatened;
(d)No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;
(e)During the last six (6) years, no Acquired Company has received a written claim to pay Taxes or file Tax Returns from a Governmental Entity in a jurisdiction where such Acquired Company has not filed Tax Returns that has not been resolved;
(f)There are no Liens for Taxes on any assets of the Acquired Companies, other than Permitted Liens;
(g)No Acquired Company has any liability for Tax liabilities of any other Person, and is not bound by any Tax allocation, Tax sharing, Tax indemnity or similar agreement with respect to Taxes;
(h)No Acquired Company has been a party to any “listed transaction” or “reportable transaction” as defined in Code Section 6707A(c)(2) or Treas. Reg. Section 1.6011-4(b)(2);
(i)All sales and use taxes required to have been paid, or collected and remitted, by each Acquired Company have been so paid or collected and remitted;
(j)No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding provision of state, local or foreign Law) executed on or prior to the applicable Closing Date, (iii) installment sale or open transaction disposition made on or prior to the applicable Closing Date, (iv) prepaid amount or deferred revenue amount received on or prior to the applicable Closing Date, or (v) any election under Section 965 of the Code;

(k)All transactions between any Acquired Company and any of its Affiliates have been carried out on arm’s-length terms and conditions, and each Acquired Company and each of its Affiliates have substantially complied with all applicable documentation requirements under all applicable Tax Laws or administrative rules or regulations relating to such transactions; and
(l)LCA is, and since the date of its formation has been, classified as an “S” corporation within the meaning of Section 1361 of the Code. Each other Acquired Company is, and since the date of its formation has been classified, as a “C” corporation for Income Tax purposes.
(m)This Section 3.17 and the relevant provisions of Section 3.15 (to the extent related to Taxes) contain the sole and exclusive representations and warranties of the Acquired Companies with respect to any Tax matters. Notwithstanding any other representations and warranties in this Agreement, no representation or warranty is being made regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Acquired Companies (e.g, tax basis of assets or net operating losses) arising in any Pre-Closing Tax Period (each, a “Tax Attribute”), or the ability of Buyer or any of its Affiliates to utilize such Tax Attributes after the applicable Closing.
3.18Insurance. All material insurance policies to which any Acquired Company is a party as a named insured, or otherwise the beneficiary of coverage as of the date hereof, have been made available to Buyer. Such insurance policies are in full force and effect, will be renewed in the Ordinary Course and shall remain in full force and effect following the completion of the Transactions. With respect to each such insurance policy, (a) such policies provide insurance coverage adequate to comply with all applicable Laws and the relevant requirements of any Specified Contract, except where the failure to comply would not have an Acquired Companies MAE, and (b) no written notice of cancellation has been received by any Acquired Company with respect to any such policy. There is no claim pending or Threatened, that would reasonably be expected to adversely affect the coverage limits under or otherwise adversely affect any such policy. No Acquired Company is in material default with respect to its obligations under any insurance policy maintained by such Acquired Company or on behalf of such Acquired Company as of the date hereof, and no Acquired Company has ever been denied insurance coverage during the two (2) year period ending on the date hereof. There are currently no pending claims under any insurance policies as to which the respective insurer has denied, questioned or disputed coverage or reserved rights.
3.19Product Warranties. No Acquired Company engages in offering, providing or administering product “warranties” regulated under the Magnuson-Moss Warranty Act.
3.20Insider Transactions. Except as set forth on Schedule 3.20, no Insider is (a) a party to any Contract with any Acquired Company, (b) an owner of a direct interest in any asset used or held for use by any Acquired Company, or (c) providing or has provided, services with respect to the operation of the Business (except, in the case such Insider is an officer, director, manager, or Business Employee of any Acquired Company providing services in the Ordinary Course) (collectively, the “Insider Transactions”).

3.21Bank Accounts. Schedule 3.21 sets forth (a) all bank accounts, safety deposit boxes, or lock boxes maintained by any Acquired Company, (b) the name of the institution where such bank account, safety deposit box, or lock box is maintained, (c) the account number(s) related thereto, and (d) a list of the authorized signatories.
3.22Insurance Regulatory Matters.
(a)Except as set forth on Schedule 3.22(a), the following correct and complete copies of the following have been made available to Buyer: (i) final reports of examination (including, without limitation, financial, market conduct and similar examinations) of LCC issued by any insurance or other regulatory authority (including any Governmental Entity) since January 1, 2018; (ii) all filings or submissions under insurance holding company statutes and regulations made by LCC since January 1, 2018; and (iii) all other material communications, reports of investigations and other materials relating to LCC or LCA filed with any insurance or other regulatory authority (including any Governmental Entity) since January 1, 2018. LCC has filed all reports, registrations, filings and submissions required to be filed with any insurance or other regulatory authority (including any Governmental Entity) (including without limitation, under any applicable insurance holding company statute), since January 1, 2018. All such reports, registrations, filings and submissions were in material compliance with applicable Law when filed or as amended or supplemented, and no material deficiencies have been asserted in writing by any Governmental Entity with respect to such reports, registrations, filings or submissions that have not been cured or remedied to the satisfaction of the applicable insurance regulatory authority. There are no material examinations, investigations or inquiries by any Governmental Entity in progress, or scheduled, with respect to LCC.
(b)During the three (3) year period prior to the date hereof, no Acquired Company has engaged in any activity that would reasonably be expected to cause the loss, limitation, restriction, revocation, suspension or impairment of any certificate of authority issued to LCC in any of the TCA Authorized Business States, and no Proceeding or written notification with respect to any loss, limitation, restriction, revocation, suspension or impairment of any certificate of authority listed is pending or, to the Acquired Companies’ Knowledge, Threatened. During the three (3) year period prior to the date hereof, to the Acquired Companies’ Knowledge, LCA has not engaged in any activity that would reasonably be expected to cause the loss, limitation, restriction, revocation, suspension or impairment of any authority issued to LCA in any of Authorized LCA Business States, and no Proceeding or notification with respect to any loss, limitation, restriction, revocation, suspension or impairment of such of authority listed is pending or Threatened.
(c)To the Acquired Companies’ Knowledge, as of the date hereof, neither LCC nor LCA has received written notification of any Proceeding or customer complaint that has been filed with the insurance regulatory authorities or any other applicable Governmental Entity that would reasonably be expected to result in the revocation, failure to renew, limitation, suspension, restriction or impairment of (i) any certificate of authority held by LCC in the Authorized LCC Business States or (ii) service contract provider or obligor authority held LCA.
3.23Banker Fees. Except for the fees and expenses of the Banker (all of which shall be Transaction Expenses), none of the Owners, any Acquired Company or any of their respective

Affiliates has any Liability to pay any brokerage commissions, finders’ fees or similar compensation, or reimbursement of any expenses, including in connection with the Transactions, based on any Contract made by any such Person prior to the applicable Closing Date.
3.24COVID-19 Relief. Except as set forth on Schedule 3.24, as of the date hereof, no Acquired Company has applied for or received loans, deferred Taxes (including, but not limited to, payroll Taxes), claimed any Tax credits (including, but not limited to, payroll retention tax credits), or availed itself to any Tax benefits pursuant to the CARES Act and COVID Relief Programs and, in any case, none of the foregoing actions are reasonably anticipated during the applicable Interim Period.
3.25No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III (in each case, as qualified by the Disclosure Schedules) and ARTICLE IV, and any certificate delivered by Owners Representative at the applicable Closing pursuant to this Agreement, none of Owners, Owners Representative or any Acquired Company nor any other Person acting on behalf of Owner or any Acquired Company have made, makes, or shall be deemed to have made any other express or implied representation or warranty, either written or oral, with respect to Owners, any Acquired Company, the Business or the Transactions, including any representation or warranty as to the accuracy or completeness of any information regarding the Business, any assets thereof, or Owners, Owners Representative or the Acquired Companies furnished or made available to Buyer, its Affiliates, and each of their respective Representatives by the Banker, Owners, Owners Representative, the Acquired Companies, or any other Person, or any of their respective Representatives, including any information contained in any confidential information presentation (or similar document), any information, documents, or other materials made available in the Data Room, management presentations, or in any other form in expectation of the Transactions, or as to the future revenue, profitability or success of the Business or the Acquired Companies, or any representation or warranty arising from statute or otherwise in Law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF OWNERS
Each Owner, severally, and not jointly, hereby represents and warrants to Buyer as follows:
4.1Authorization; Capacity. Such Owner that is a natural person has legal capacity to execute and deliver this Agreement and any Ancillary Document to which such Owner is a party, to perform such Owner’s obligations hereunder and thereunder, and to consummate the Transactions. Such Owner that is not a natural person has the requisite authority to execute and deliver this Agreement and any Ancillary Document to which such Person is a party, to perform such Person’s obligations hereunder and thereunder, and to consummate the Transactions. Assuming that this Agreement and any Ancillary Document to which such Owner is a party have been executed with the requisite authority and delivered by each other party hereto and thereto, this Agreement and any Ancillary Document to which such Owner is a party, when executed and delivered by such Person in accordance with the terms hereof and thereof, shall constitute valid and binding obligations of such Owner, enforceable in accordance with their terms, except as the enforceability may be limited by the Enforceability Exceptions.

4.2Organization. Such Owner that is not a natural person is duly organized, validly existing and in good standing under the Laws of its state of incorporation or formation.
4.3No Conflict. Except as set forth on Schedule 4.3, the execution and delivery of this Agreement and the performance by such Owner of such Person’s obligations hereunder and the consummation by it of the Transactions will not (a) contravene any provision of its Organizational Documents (if applicable), or (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to such Owner, assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have expired or been terminated.

4.4Title to Purchased Equity Interests. Such Owner is the record holder of the Purchased First Closing Equity Interests set forth opposite such Owner on Schedule 3.3, free and clear of all Liens, and at the First Closing, such Owner will sell, transfer and convey to Buyer good title to the Purchased First Closing Equity Interests, free and clear of all Liens. Such Owner is the record holder of the LCC Equity Interests set forth opposite such Owner on Schedule 3.3, free and clear of all Liens, and at the First Closing, such Owner will sell, transfer and convey to Buyer good title to the LCC Equity Interests, free and clear of all Liens
4.5Proceedings. As to such Owner, there is no Proceeding pending or Threatened, against such Person which would restrict or limit the ability of such Person to perform its obligations under this Agreement or any Ancillary Document to which such Person is a party, as applicable, or which seeks to prevent the consummation of the Transactions.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Owners as follows:
5.1Organization. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with the requisite power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted.
5.2Authority. Buyer has the requisite authority to execute and deliver this Agreement and any Ancillary Document to which Buyer is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Assuming that this Agreement and any Ancillary Document to which such Buyer is a party have been executed with the requisite authority and delivered by each other party hereto and thereto, this Agreement and any Ancillary Document to which Buyer is a party, when executed and delivered by Buyer in accordance with the terms hereof and thereof, shall constitute valid and binding obligations of Buyer, enforceable in accordance with their terms, except as the enforceability may be limited by the Enforceability Exceptions.
5.3No Conflict. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have expired or been terminated, the execution, delivery, and performance of this Agreement and the consummation of the Transactions do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c)

result in the creation of any Lien upon any of the assets of Buyer pursuant to, (d) give any Person the right to modify, terminate, or accelerate any obligation under, (e) result in a violation of, or (f) require any Consent, Permit, or other action by or notice or declaration to, or filing with, any Person pursuant to, in each case, any of the following: (i) the Organizational Documents of Buyer, (ii) any Law to which Buyer or any of its assets is subject or by which Buyer or any of its assets is bound, or (iii) any Contract to which Buyer is party to or by which Buyer or any of its assets is bound.
5.4Financing.
(a)Attached hereto as Exhibit B are true, correct and complete copies (including a true, correct and complete copy of all “market flex” terms and conditions) of the executed Debt Commitment Letter and any related fee letters (redacted only as to economic terms and other commercially sensitive numbers and terms specific in any such fee letter), dated as of the date hereof, together with all exhibits and schedules and all amendments, supplements and modifications thereto (collectively, the “Financing Commitments”), pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide financing for the Transactions, the Real Estate Transactions (as defined in the Dealership Purchase Agreement and the transactions contemplated by the Dealership Purchase Agreement, including any credit facilities and public or private offerings of debt and equity, and for such other related purposes as may be specifically set forth therein (any such combination of transactions, the “Financing”). Assuming the conditions set forth in Sections 7.1 are satisfied, the proceeds of the Financing, when funded in accordance with the Financing Commitments, together with any cash on hand of Buyer and other available funds, are sufficient to provide Buyer with funds sufficient to pay the Required Amount (as defined in the Dealership Purchase Agreement) when due
(b)No Financing Commitment has been amended or modified and no such amendment or modification is contemplated except as expressly set forth herein, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Buyer has fully paid or caused to be fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable by it on or prior to the date hereof. The Financing Commitments have been duly executed by Buyer and, to the actual knowledge of Buyer, each other party thereto, and the Financing Commitments are in full force and effect and are the valid, binding and enforceable obligations of Buyer and, to the actual knowledge of Buyer, each other party thereto, to provide the Financing subject only to the satisfaction or waiver of the conditions specified in the Financing Commitments.
(c)Assuming compliance by the Persons subject to obligations pursuant to Section 6.4(d) of the Dealership Purchase Agreement, (i) Buyer has no reason to believe that it shall be unable to satisfy on a timely basis all terms of or conditions to the funding of the Financing at the First Closing contained in the Financing Commitments required to be satisfied by it, (ii) no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Buyer or, to the actual knowledge of Buyer, any other party under any of the Financing Commitments and (iii) Buyer has no reason to believe that any of the conditions to the availability of the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Buyer at the times contemplated by the Financing Commitments. Other than as set expressly forth in the Financing Commitments, there are no conditions precedent or other contingencies, side agreements or other arrangements or understandings, in each case, to which Buyer is a party related to the availability of the Financing at the Closings and the closings contemplated by the Real Estate Purchase Agreement and the Dealership Purchase Agreement, and the obligations of the Financing Source (as defined in the Dealership Purchase Agreement) to fund under the Debt Commitment Letter are not subject, directly or indirectly, to any condition other than those expressly set forth in the Financing Commitments.
(d)In no event shall the receipt or availability of any funds or Financings by Buyer or any Affiliate or any other financing be a condition to any of Buyer’s obligations under this Agreement, the Real Estate Purchase Agreement, and the Dealership Purchase Agreement.
5.5Solvency. Buyer will not as of either Closing be insolvent, and will not be rendered insolvent as of either Closing by the consummation of the applicable Transactions. As used in this Section 5.4, “insolvent” means that the sum of Buyer’s debts and other probable Liabilities exceeds the present fair saleable value of Buyer’s assets. Immediately after giving effect to the consummation of the Transactions, (a) Buyer shall be able to pay its Liabilities as they become due in the Ordinary Course, (b) Buyer will not have unreasonably small capital with which to conduct its present or proposed business, and (c) Buyer will have assets (calculated at fair market value) that exceed its Liabilities.
5.6Proceedings. There is no Proceeding pending or Threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Proceeding.
5.7Investment. Buyer is acquiring the Purchased Equity Interests solely for the purpose of this investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges that the Purchased Equity Interests are not registered under the Securities Act or any applicable state securities Law or other Law, and that the Purchased Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities Laws and regulations as applicable. Buyer is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act. Buyer has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of the Transactions. Buyer acknowledges that it has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of Owners and the Acquired Companies concerning the merits and risks of investing in the Acquired Companies; (b) access to information about the Acquired Companies, their respective results of operations, financial condition and cash flow, and Business, in each case sufficient to enable Buyer to evaluate whether to proceed with the execution and delivery of this Agreement and any Ancillary Document to which Buyer is a party, and the consummation of the Transactions; and (c) the opportunity to obtain such additional information that either Owners or the Acquired Companies or their respective Affiliates or Representatives possess, or can acquire without unreasonable effort or expense, that is necessary to make an informed investment decision with respect to the execution and delivery of this Agreement and the consummation of the Transactions.
5.8No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE V, neither Buyer nor any other Person acting on behalf of Buyer have made, makes, or shall be deemed to have made any other express or implied representation or warranty, either written or oral, with respect to Buyer or the Transactions.
ARTICLE VI
COVENANTS
6.1Conduct of Business.
(a)Except as set forth on Schedule 6.1(a), as contemplated by this Agreement or as Buyer may otherwise Consent to in writing, email being sufficient (such Consent not to be unreasonably withheld, conditioned or delayed), during the Interim Periods, the applicable Owners, shall cause each Acquired Company (excluding the First Closing Acquired Companies following the First Closing) to (x), conduct the Business in the Ordinary Course and in material compliance with all Laws applicable to such Acquired Company and (y) use Commercially Reasonable Efforts to maintain and preserve intact the current organization, Business and franchise of such Acquired Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, and regulators. Without limiting the foregoing, except as set forth on Schedule 6.1(a), as contemplated by this Agreement, or as Buyer may otherwise Consent to in writing, email being sufficient (such Consent not to be unreasonably withheld, conditioned or delayed), during the Interim Periods, the applicable Owners shall cause each Acquired Company (excluding the First Closing Acquired Companies following the First Closing) to:
(i)not lease, transfer, or assign any Lease or Leased Real Property or other material assets of the Business, taken as a whole, other than in the Ordinary Course and not enter into any lease or sublease of real property, as a tenant or subtenant (other than a renewal thereof), other than the Leased Real Property or sublet any Leased Real Property (as sublandlord) to a third party;
(ii)not acquire the fee interest in any real property other than under the terms of any applicable Leases;
(iii)not cancel, compromise, waive, or release any material right or claim, other than in the Ordinary Course;
(iv)not grant any material license or sublicense of any rights under or with respect to any Owned Intellectual Property other than in the Ordinary Course;
(v)not incur or guaranty any material Indebtedness other than in the Ordinary Course;
(vi)not make or authorize any material change in any of its Organizational Documents;

(vii)not issue, sell, or otherwise dispose of any of its Equity Interests, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Interests;
(viii)not, except as required by the terms and provisions of any Benefit Plan in effect as of the date hereof, (1) increase the compensation, bonus opportunity, or other benefits of, or accelerate the vesting or payment of any compensation or benefit for, any employee, officer, director, consultant or independent contractor, other than to increase the base pay of an employee whose annual base pay is not in excess of $150,000 (other than annual discretionary bonuses payable in the Ordinary Course) or (2) adopt, establish, amend or terminate any Benefit Plan (or any other agreement or arrangement which would be a Benefit Plan if it were in effect on the date hereof), (3) hire any employee or engage any other individual to provide services to an Acquired Company, other than the hiring of an employee with an annual base pay not in excess of $150,000, (4) terminate the employment of any Business Employee with an annual base pay in excess of $150,000 other than due to cause (as determined by the Acquired Company in the Ordinary Course); provided, that the Owners Representative shall, to the extent practicable, provide Buyer advance notice (email being sufficient) of any such termination for cause, (5) grant any new awards under any Benefit Plan, or (6) forgive an loans, or issue any loans to any employees, officers, consultants or independent contractors;
(ix)not implement any mass layoffs, facility closures or discontinuance of any business unit;
(x)not terminate any Specified Contract (other than upon any expiration of the term of any Specified Contract) other than in the Ordinary Course;
(xi)not encumber any Leased Real Property with any Lien that is not a Permitted Lien;
(xii)not make any Tax election, revoke or change any Tax election, file any amended Tax Return, change or revoke any material Tax accounting method, fail to file any Tax Return when due, or settle or compromise any Tax liability,
(xiii)not enter into any Contract with any Person, other than Contracts in the Ordinary Course, and not amend, modify or terminate any of the Contracts other than in the Ordinary Course, without prior consent of Buyer;
(xiv)not change in any material respect the timing of collecting accounts receivable or other current assets or paying of accounts payable or other current liabilities;
(xv)maintain in full force and effect all insurance policies contemplated by Section 3.17(m);

(xvi)keep the Acquired Companies’ assets and properties in good operating condition, subject to ordinary course wear and tear, and perform all necessary repairs and maintenance thereto;
(xvii)not declare, set aside, establish a record date for, accrue, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock or other equity securities; and
(xviii)not reduce in any material respect any reserves, funds or provisions for losses (including incurred by not reported losses), claims, premiums, unearned premiums, loss and loss adjustment expenses (whether allocated or unallocated) in respect of any Insurance Product, other than (A) as required by GAAP or as required by the applicable Insurance Regulator and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board;
(xix)not legally obligate itself to do any of the actions described in the foregoing clauses (i) through (xix).
(b)Notwithstanding anything to the contrary in Section 6.1(a), Buyer acknowledges and agrees that (i) nothing in Section 6.1(a) shall prevent any Acquired Company from taking or failing to take any action (including the establishment of any policy, procedure or protocol) pursuant to any applicable Public Safety Measures or any internal written health and safety protocols or directives of the Acquired Companies in connection with or in response to such Public Safety Measures and (ii) no Consent of Buyer shall be required with respect to any matter (1) to the extent that the requirement of such Consent would violate applicable Law or (2) such action is taken, or omitted to be taken, by any Acquired Company pursuant to any applicable Public Safety Measures or any internal written health and safety protocols or directives of the Acquired Companies in connection with or in response to such Public Safety Measures.
6.2Access.
(a)During the Interim Periods, at reasonable times without causing unreasonable disruption to the operations of the Acquired Companies, consistent with applicable Law (including any applicable Public Safety Measures), the Owners Representative shall cause the Acquired Companies (excluding the First Closing Acquired Companies following the First Closing) to provide Buyer and its Representatives reasonable access to the Books and Records, Leased Real Property and other properties, assets, premises, Contracts and other documents and data related to the Acquired Companies as Buyer may from time to time reasonably request. Notwithstanding the foregoing, the Owners Representative may during the Interim Periods, cause any Acquired Companies (excluding the First Closing Acquired Companies following the First Closing) to withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third Person, (ii) information that, if disclosed, would violate an attorney-client or other privilege or would constitute a waiver of rights as to attorney work product or attorney-client privilege, or (iii) information, the disclosure of which would violate applicable Law, such as portions of documents or information relating to pricing or other matters that are highly sensitive, if the exchange of such documents (or portions thereof) or information, as determined by Katten, might reasonably result in antitrust compliance questions for Owners (or any of their respective Affiliates). Notwithstanding anything herein to the contrary, in no event shall Buyer be permitted to speak to (x) any Business Employees or (y) any customer, vendor, or service provider of the Acquired Companies with respect to the Business, in each case, absent the prior written Consent of the Owners Representative.
(b)For a period of seven (7) years after the applicable Closing, Buyer shall (i) retain the Books and Records relating to periods prior to such Closing and (ii) afford Owners (or the Owners Representative on behalf of Owners) reasonable access (including the right to make, at Owners’ expense, photocopies), during normal business hours prior written notice, to such Books and Records; provided, that such access shall only be in a manner that is subject to appropriate confidentiality restrictions, does not interfere with the normal business operations of the Acquired Companies and is permissible under applicable Law. Each Owner is a third-party beneficiary of this Section 6.2(b) and is entitled to enforce the terms hereof.
(c)The Parties acknowledge and agree that nothing contained in this Agreement is intended nor shall it be interpreted to give, permit, or otherwise authorize Buyer or any of its Affiliates or Representatives, directly or indirectly, the right to control or direct the Business or any portion thereof prior to each Closing Date. Prior to such Closing Date, Owners and each Acquired Company, as the case may be, shall retain the exclusive right to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Business and such Acquired Company.
6.3Efforts to Close; Antitrust Approvals.
(a)Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise expressly provided herein, each of the Parties agrees to use their respective Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable, the Transactions (including, the satisfaction, but not waiver, of the Closing conditions set forth in ARTICLE VII). Each of Owners Representative and Buyer shall, and shall cause their Affiliates to, use their respective Commercially Reasonable Efforts to obtain Consents of all Governmental Entities necessary to consummate the Transactions, including obtaining approval of Buyer’s Form A - Statement Regarding the Acquisition of Control or Merger with a Domestic Insurer filing with the Utah Insurance Department (the “Form A Filing”); provided, however, that the Commercially Reasonable Efforts of Owners Representative shall not require any Owner, any Acquired Company or any of their respective Affiliates to provide financing to Buyer for the consummation of the Transactions.
(b)In connection with, and without limiting anything contained in Section 6.3(a) to the contrary, the Parties shall (i) file as promptly as practicable (and in any event within five (5) Business Days of the execution of this Agreement) with the FTC and the Antitrust Division the notification and report form required under the HSR Act (the “HSR Filings”) with respect to the Transactions and (ii) make, as promptly as practicable, all notifications and other filings required under any other applicable Antitrust Laws (such filings together with the HSR

Filings, the “Antitrust Filings”). The Antitrust Filings shall be in substantial compliance with the requirements of applicable Law. Each of the Owners Representative (on behalf of the Owners), on the one hand, and Buyer, on the other hand, shall pay, or cause to be paid, on a 50/50 basis, all filing fees required in connection with the Antitrust Filings.
(c)Owners Representative and Buyer shall promptly inform the other Party upon receipt of any communication from the FTC, the Antitrust Division or any other Governmental Entity regarding the Transactions. If Owners Representative or Buyer (or any of their respective Affiliates or Representatives) receives a request for additional information or documentary material from any such Governmental Entity that is related to the Transactions, then such Person will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response to such request. Owners Representative and Buyer agree not to participate, or to permit their Affiliates or Representatives to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the Transactions (including the Antitrust Filings) unless such Person first consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate duly represented by its external counsel. Owners Representative and Buyer will advise each other promptly of any understandings, undertakings or agreements (oral or written) which Owners Representative or Buyer, as the case may be, proposes to make or enter into with the FTC, the Antitrust Division, or any other Governmental Entity in connection with the Transactions (including the Antitrust Filings). In furtherance and not in limitation of the foregoing, each of Owners Representative and Buyer will, unless otherwise agreed in writing, use their respective Commercially Reasonable Efforts to resolve any objections that may be asserted with respect to the Transactions under any Antitrust Law.
(d)Notwithstanding anything in this Agreement to the contrary, with respect to the matters covered in this Section 6.3(d), it is agreed that Buyer shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances; provided, however, that Buyer shall consult in advance with the Owners Representative and in good faith take the Owners Representative’s views into account regarding the overall strategic direction of obtaining antitrust or competition clearance and consult with the Owners Representative prior to taking any material substantive position in any written position, or, to the extent practicable, discussions with any Governmental Entity.
(e)(e)    Notwithstanding anything in this Agreement to the contrary, to the extent necessary in order to obtain the requisite Consent of Governmental Entity under applicable Antitrust Laws, Buyer shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture, assignment or disposition of such assets or businesses of Buyer and its Affiliates, or effective as of the applicable Closing Date, any Acquired Company sold to Buyer on such Closing Date, or otherwise offer to take or offer to commit to take any action which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case, as may be required in order to obtain the requisite Consent of any Governmental Entity or to avoid the commencement of any Proceeding by any Governmental Entity to prohibit the Transactions on the basis of the Antitrust Laws, or if already commenced, to avoid the entry o

f, or to effect the dissolution of, any injunction, temporary restraining Order or other Order issued or imposed on the basis of the Antitrust Laws so as to enable the applicable Closing to occur as soon as reasonably possible, and in any event, by no later than the First Outside Date. The Parties shall not, and shall not permit any of their respective Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise make any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or investment would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any Consent or Order of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions, or (iii) materially delay the consummation of the Transactions.
(f)Neither Buyer nor Owners Representative shall extend any waiting period under any applicable Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written Consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed). Buyer and Owners Representative shall also refrain from taking, directly or indirectly, any action which would impair or frustrate any Person’s ability to consummate the Transactions.
6.4Intercompany Arrangements; Insider Transactions. On or prior to the applicable Closing, Owners shall, and shall cause its Affiliates (including the applicable Acquired Companies) to: (a) terminate, cancel, retire or otherwise extinguish (i) only those Contracts or oral arrangements between or among any Acquired Companies included in such Closing and any of their Affiliates that are not included in such Closing, and (ii) the Insider Transactions, in each case, as set forth on Schedule 6.4 (b) pay off or otherwise extinguish all intercompany advances, accounts, payables, and receivables between any Acquired Companies included in such Closing, on the one hand, and any Insiders, on the other hand, (c) pay the employer portion of any payroll Taxes deferred under Section 2302 of the Cares Act.
6.5Investigation; No Additional Representations. Buyer acknowledges and agrees that, in connection with the decision to enter into this Agreement and consummate the Transactions, Buyer, its Affiliates, and each of their respective Representatives have inspected and conducted an independent review, investigation and analysis (financial, tax, legal and otherwise) of the Acquired Companies and their respective Businesses. Buyer further acknowledges and agrees that, notwithstanding anything to the contrary contained herein, except for the specific representations and warranties expressly made in ARTICLE III (in each case, as qualified by the Disclosure Schedules) and ARTICLE IV, none of Owners, Owners Representative, the Acquired Companies, the Banker, any Nonparty Affiliates (as defined below), or any of their respective Affiliates or Representatives has made, is making, or shall be deemed to have been made, and Buyer, its Affiliates, and their respective Representatives have not relied, are not relying and will not rely on, any representation or warranty, express or implied, at law or in equity, or any omission of a material fact, with respect to (a) any Acquired Company, (b) their respective Businesses, assets, Liabilities, operations, prospects, or condition (financial or otherwise), (c) the Transactions, (d) the accuracy or completeness of any information regarding any of the foregoing, including any confidential information memorandum, management presentation, projections, budgets or any other information, document or material made available to Buyer, its Affiliates, or any of their respective Representatives in the Data Room, confidential information memorandums, management presentations, or any in any other form, or (e) any other matter whatsoever related to the foregoing. Without limiting the generality of the foregoing, Buyer further acknowledges and agrees that, with respect to any estimate, projection, forecast or other forward looking statement delivered by or on behalf of Owners or any of the Acquired Companies to Buyer, any of its Affiliates, and/or any of their respective Representatives, (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and forward looking statements, (ii) Buyer is aware that actual results may differ materially, and (iii) no Person shall have any claim against Owners, the Owners Representative, any Acquired Company, any Nonparty Affiliate or any other Person with respect to any such estimate, projection, forecast or forward looking statement. Buyer acknowledges and agrees that, notwithstanding the terms of the representations and warranties made in ARTICLE III, following the First Closing, Owners shall not be deemed to make any representations or warranties of any kind in respect of the First Closing Acquired Companies or the operation or conduct of their respective Businesses following the First Closing.
6.6Non-Disparagement. Each Party agrees that it shall not, and it shall cause its Affiliates not to, directly or indirectly, make negative comments about or otherwise disparage such other Party or any of such Party’s officers, directors, managers, employees, shareholders, partners, beneficial owners, Controlling persons, members, agents or products, in each case, as it relates to the other Parties’ respective business. The foregoing provisions of this Section 6.6 will not restrict or impede any Party or any of such Person’s Affiliates from (a) exercising its protected legal rights, (b) from taking actions to enforce any rights of such Person under any Contract, agreement, or applicable Law, or (c) providing truthful statements in response to any Governmental Entity, rulemaking authority, subpoena power, legal process, required governmental testimony or filings, or judicial, administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
6.7Employee Matters.
(a)For a period commencing on the applicable Closing and ending on the one (1)-year anniversary of the applicable Closing Date (or until the termination of the relevant Business Employee if sooner), Buyer shall, or shall cause the Acquired Companies to, provide any Business Employee on the applicable Closing Date with (i) a base salary or wage rate that is no less than the base salary or wage rate as in effect with respect to such Business Employee immediately prior to the applicable Closing, and (ii) employee benefits that are, in the aggregate, no less favorable than those provided to such Business Employees under the Benefit Plans immediately prior to applicable Closing (excluding severance benefits, any long-term incentive awards, nonqualified deferred compensation plans or college tuition-related programs). Notwithstanding anything herein to the contrary, Buyer shall be responsible for severance payable (if any) for the termination of any Business Employee on the applicable Closing Date or thereafter. Except as otherwise set forth in this Section 6.7 or as may be specifically required by this Agreement or by applicable Law, Buyer shall not be obligated to continue to provide any particular type of employee benefits or compensation to any Business Employee. For purposes of this Section 6.7, the applicable Closing Date for any Business Employee shall be the Closing

Date on which the Acquired Company by whom such Business Employee is then employed is sold to Buyer. With respect to each Benefit Plan that is not an Acquired Company Plan, Owners will retain all responsibility, obligations and liability with respect to, or in any way related to, such Benefit Plan, and Buyer will not, and, from and after the applicable Closing, the Acquired Companies will not, have any responsibility, obligations or liability with respect to, or in any way related to, such Benefit Plan.
(b)For the purpose of determining eligibility, vesting, and level of benefits for any Business Employee under any employee benefit plans, programs, or arrangements (including vacation and severance) maintained by Buyer or the Acquired Companies providing benefits to the Business Employees after the applicable Closing Date, Buyer or the Acquired Companies shall provide each Business Employee with service credit to the same extent and for the same purposes as such Business Employee received service credit under any analogous Benefit Plan for all periods of employment with any Acquired Company prior to the applicable Closing Date (including with any predecessor employers where such service was recognized by any Acquired Company), other than for purposes of benefit accrual defined benefit pension plans or vesting under any equity incentive plan, unless recognition of such service credit would result in a duplication of benefits or compensation. In addition, and without limiting the generality of the foregoing, Buyer shall, during the plan year in which the applicable Closing occurs, make Commercially Reasonable Efforts to: (i) cause each Business Employee to be eligible to participate, without any waiting period or gap in coverage, in any welfare benefit plans of Buyer or its Affiliates (to the extent the existing corresponding Benefit Plans are terminated as of the applicable Closing) providing benefits to any Business Employee on or after the applicable Closing Date (the “Buyer Health and Welfare Plans”), (ii) cause such Buyer Health and Welfare Plans to waive all preexisting condition exclusions, eligibility waiting periods, actively-at-work requirements, and requirements to show evidence of good health with respect to participation and coverage requirements for each Business Employee and their covered dependents, unless such conditions would not have been waived or satisfied under the comparable Benefit Plan in which such Business Employee participated immediately prior to the applicable Closing Date, and (iii) cause any eligible expenses paid by such Business Employee and their covered dependents under a comparable Benefit Plan during the plan year in which the applicable Closing Date occurs and ending on the date the Business Employee begins participating in such Buyer Health and Welfare Plans to be taken into account under such Buyer Health and Welfare Plans that constitute group health plans for purposes of satisfying all deductibles, coinsurance payments, co-payments and maximum out-of-pocket requirements applicable to such Business Employee and their covered dependents for the applicable plan year.
(c)Buyer shall take all steps necessary to permit each Business Employee who receives an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from a Benefit Plan intended to be qualified under Section 401(k) of the Code to roll over such eligible rollover distribution (including any associated participant loan) into an account under a plan of Buyer or its Affiliate that is intended to be qualified under Section 401(k) of the Code.
(d)Except as expressly provided herein, nothing contained in this Section 6.7 shall (i) confer any rights, remedies or claims (including third-party beneficiary rights) upon any Business Employee or any other Person, (ii) be considered or deemed an establishment or amendment or termination of any Benefit Plan, any Buyer Health and Welfare Plan or any other benefit or compensation plan, program, agreement, policy or arrangement, (iii) guarantee continued employment or service or any particular term or condition of employment or service for any Person or limit the ability of Buyer or any of its Affiliates (including the Acquired Companies after the applicable Closing) to terminate the employment or service of any Person at any time and for any or no reason, or (iv) limit the ability of Buyer or any of its Affiliates (including the Acquired Companies after the applicable Closing) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement after the applicable Closing.
6.8 Directors, Managers and Officers Indemnification.
(a)On or prior to the First Closing Date, Owners Representative shall obtain, at Owners’ sole cost and expense, a non-cancelable run-off insurance policy for directors’ and officers’ liability with respect to the First Closing Acquired Companies, for a period of six (6) years after the First Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the First Closing Date, including in connection with this Agreement and the Transactions, for all persons who were directors or officers of the First Closing Acquired Companies on or prior to the First Closing Date (the “Tail Policy”). On or prior to the Second Closing Date, Owners Representative shall obtain, at the LCC Owners’ sole cost and expense, an endorsement to the Tail Policy with respect to LCC, for a period of six (6) years after the Second Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Second Closing Date, including in connection with this Agreement and the Transactions, for all persons who were directors or officers of LCC on or prior to the Second Closing Date. Except for the foregoing endorsement, Owners Representative shall not take any action to cancel or amend the Tail Policy following the First Closing.
(b)Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, managers, and officers, as the case may be, of any Acquired Company acquired by Buyer at either Closing, as provided in each Acquired Company’s Organizational Documents, shall survive the applicable Closing and shall continue in full force and effect for a period of not less than six (6) years following the applicable Closing Date and that such Acquired Company will perform and discharge its obligations to provide such indemnity and exculpation after the applicable Closing; provided, however, that all rights to indemnification and exculpation in respect of any Proceeding arising out of or relating to matters existing or occurring at or prior to the Second Closing Date and asserted or made within such six (6)-year period shall continue until the final disposition of such Proceeding. From and after the applicable Closing, Buyer shall not, and shall cause each of its Affiliates (including, following the applicable Closing, the Acquired Companies) not to, amend, repeal or otherwise modify the indemnification provisions of any such Acquired Company’s Organizational Documents as in effect at the applicable Closing in any manner that would affect the rights thereunder of individuals who at the applicable Closing were directors, managers, officers, or agents of such Acquired Company.
(c)Buyer, for itself and on behalf of its Affiliates (including, following the applicable Closing, the Acquired Companies), successors, and permitted assigns, shall not institute any Proceeding in any Governmental Entity or before any other tribunal against any of directors, managers, officers of any Acquired Company as of immediately prior to the applicable Closing at which such Acquired Company is acquired by Buyer pursuant hereto, in their capacity as such, with respect to any Liabilities to the extent resulting from their approval of this Agreement or the Transactions.
(d)In the event Buyer, any Acquired Company acquired by Buyer pursuant hereto, or any of their respective successors or permitted assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Buyer, any such Acquired Company, or any of their respective successors or permitted assigns shall make proper provision so that the successors and assigns of such Person, as the case may be, shall assume the obligations set forth in this Section 6.8.

(e)The provisions of this Section 6.8 shall survive the applicable Closing and continue for six (6) years thereafter. This Section 6.8 is intended to benefit the directors, managers and officers of the Acquired Companies acquired by Buyer pursuant hereto and any other Person (and each of their respective heirs, successors, and permitted assigns) referenced in this Section 6.8 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.8 (whether or not a Party to this Agreement). All of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 6.8.
6.9Public Announcements. Except as contemplated in this Agreement during the Interim Periods, no Party shall, nor shall any of its Affiliates or Representatives, without the written approval of the Owners Representative and Buyer, issue any press release or otherwise make any public statement with respect to this Agreement or the Transactions, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case any Party so required to make the release or announcement shall allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance; provided, that each of the Parties may make internal announcements to their respective employees regarding the Transactions.
6.10Further Assurances. Each of the Owners Representative on behalf of Owners, on the one hand, and Buyer, on the other hand, will from time to time after the First Closing, upon the reasonable request of the other, and at its own expense, deliver or cause to be delivered to the designated Party such further documents and other instruments necessary or desirable (but excluding any additional representations or warranties) to effect, preserve, maintain or document the Transactions, in the manner and on the terms and conditions set forth herein.
6.11Employee Census. Upon reasonable request by Buyer and no earlier than five (5) Business Days prior to each anticipated Closing Date, the Owners Representative shall deliver to Buyer a census of the Business Employees as of the date of such request with respect to the categories of information described in Section 3.16(a).
6.12Tax Matters.
(a)Allocation of Straddle Period Tax Liability; Other Tax Covenants. For all purposes under this Agreement (including, for the avoidance of doubt, the preparation of any Tax Return and the determination of Pre-Closing Taxes) the following provisions shall apply:
(i)With respect to any Straddle Period, the portion of Taxes (or any Tax refund and amount credited against any Tax) that is allocable to the portion of the Pre-Closing Tax Period ending on the applicable Closing Date shall be: (x) in the case of property taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts or sales, deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the close of the applicable Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period, and (y) in the case of all other Taxes, determined based on an interim closing of the books as of the close of business on the applicable Closing Date as though the taxable period ended at the close of the applicable Closing Date.
(ii)To the extent permitted by applicable Tax Law, any and all Transaction Deductions shall be treated for Income Tax purposes as having been incurred by the Acquired Companies, and reflected as a deduction on the Tax Returns of the Acquired Companies for the taxable period or portion thereof ending on the applicable Closing Date.
(iii)Except as otherwise specifically contemplated by this Agreement, any transactions (and any Taxes resulting from such transactions) outside the Ordinary Course taken by the Acquired Companies on the applicable Closing Date but after the applicable Closing shall be treated as occurring on the day after the applicable Closing Date.
(iv)Each Acquired Company shall make an election to apply Rev. Proc. 2011-29 with respect to any Transaction Expenses that constitute success-based fees within the scope of Rev. Proc. 2011-29 (“Success Based Fees”).
(v)No party shall make (or purport to make) any election under Section 1.1502-76(b)(2)(ii)(D) of the Treasury Regulations to ratably allocate items under Section 1.1502-76(b)(2)(ii) of the Treasury Regulations or any election described in Section 1.1502-76(b)(2)(iii) of the Treasury Regulations.
(vi)No election under Section 336 or 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law) shall be made with respect to the transactions contemplated by this Agreement.
(vii)The entity treated as the owner of Buyer for income Tax purposes shall be a “C corporation” for purposes of the Code and shall cause (x) each Acquired Company (other than LCA) eligible to do so to (A) join Buyer parent’s “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h) and any corresponding state or local law provision) effective as of the beginning of the date following the Closing Date and (B) to the extent permitted by applicable Law, treat the Closing Date as the last date of a Tax period of such Acquired Company, and (y) LCA to join Buyer parent’s “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h) and any corresponding state or local law provision) effective as of the beginning of the Closing Date.
(viii)Any transaction or action undertaken by an Acquired Company at the direction of the Owners, or that the Owners cause an Acquired Company to undertake, on the applicable Closing Date and before the Closing that are outside the Ordinary Course shall be treated as occurring prior to the applicable Closing Date for purposes of this Section 6.12.
(b)Tax Refunds and Tax Benefits.

(i)Any Tax refunds that are received by Buyer or any of its Affiliates (including, following the applicable Closing, for the avoidance of doubt, the Acquired Companies), and any amounts credited against any Tax in a Post-Closing Tax Period to which Buyer or any of its Affiliates (including, following each Closing, for the avoidance of doubt, the Acquired Companies) become entitled, in each case that relate to any Pre-Closing Tax Period (including the portion of any Straddle Period ending on the applicable Closing Date) shall be for the account of the Owners, and Buyer shall pay to Owners, any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. At Owners’ written request and expense, Buyer shall timely and properly prepare, or cause to be prepared, and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return required to obtain any available Tax refunds from any Pre-Closing Tax Period.
(ii)The LCA Owners shall be entitled, as additional consideration for the LCA Equity Interests, to the value of all Tax reductions resulting from the deductible portion of the Success Based Fees attributable to LCA, for any Post-Closing Tax Period (or portion thereof) realized by Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, LCA) (the “LCA Tax Benefits”) as and when such LCA Tax Benefits are first used to offset income of Buyer or any of its Affiliates. On any Tax Return on which such LCA Tax Benefits are first permitted to be reflected, such LCA Tax Benefits shall be presumed to be the first deductions to offset income to the extent that the Tax Return shows income available to be offset. Promptly upon (and no later than fifteen (15) days after) the filing of any Income Tax Return on which any LCA Tax Benefits are taken into account to offset income of Buyer or any of its Affiliates, Buyer shall pay over to Owners Representative (on behalf of the LCA Owners), an amount equal to such LCA Tax Benefits, by wire transfer of immediately available funds to an account designated by the Owners Representative. Within ten (10) days after the filing of each Tax Return on which any LCA Tax Benefits are available to reduce income, Buyer shall provide to the Owners Representative a statement setting forth the computation of the amount due to the LCA Owners with respect to such Tax Return pursuant to this Section 6.12(b)(ii).
(c)Post-Closing Actions. Buyer shall not, and shall not permit any of its Affiliates (including, after the applicable Closing for the avoidance of doubt, the Acquired Companies) to, (i) with respect to any Acquired Company other than LCA, except upon the written request of the Owners Representative and with Owners Representative’s prior written Consent (such Consent not to be unreasonably withheld conditioned or delayed), file, re-file, supplement, or amend any Tax Return of any Acquired Company for any Pre-Closing Tax Period, (ii) with respect to LCA, except upon Owners Representative’s written request and with Owners Representative’s prior written Consent (such Consent may be given or withheld in its sole discretion), file, re-file, supplement, or amend any Tax Return of any Acquired Company for any Pre-Closing Tax Period, and (iii) make any Tax election for any Acquired Company with an effective date before the applicable Closing Date. Without Owners’ prior written consent

(which may be given or withheld in its sole discretion), Buyer shall not, and shall not allow any of the Acquired Companies to, voluntarily approach any taxing authority regarding any Taxes or Tax Returns of any Acquired Company that were originally due before the applicable Closing Date.
(d)Transfer Taxes. All Transfer Taxes arising out of or in connection with the Transactions shall be equally borne by Owners, on the one hand, and Buyer, on the other hand.
(e)Preparation of Tax Returns and Payment of Taxes.
(i)Owners shall, at Owners’ expense, prepare (or cause to be prepared) and timely file all U.S. federal, state and local Income Tax Returns of the Acquired Companies with respect to any Tax period ending on or before the applicable Closing Date that are required to be filed with any Governmental Entity or taxing authority after such Closing Date (“Owners Prepared Tax Returns”). All such Owners Prepared Tax Returns shall be prepared in a manner consistent with past practice of the Acquired Companies, unless otherwise required by applicable Law, and if applicable, in accordance with the covenants in Section 6.12(a). Notwithstanding anything to the contrary herein, all Owners Prepared Tax Returns of LCA shall be prepared in a manner consistent with past practice, including treating LCA as an “S” corporation for Income Tax purposes. All such Owners Prepared Tax Returns shall be delivered to Buyer for review and comment as soon as available in reviewable format but in no event later than forty-five (45) days prior to their applicable due date (including extensions) of such Owners Prepared Tax Returns. Owners shall incorporate into such Tax Returns prior to filing any reasonable comments provided by Buyer within thirty (30) days after Buyer receives drafts of such Tax Returns. Prior to the First Closing, LCA shall authorize Ian McDonald with all necessary authority to (i) oversee the preparation of LCA’s final federal “S” corporation Income Tax Return (and any corresponding state Income Tax Returns) and (ii) sign such Tax Returns on behalf of LCA.
(ii)Buyer shall prepare (or cause to be prepared) and timely file all Tax Returns that (x) are required to be filed by or with respect to the Acquired Companies for any Pre-Closing Tax Period other than any Owners Prepared Tax Returns, or (y) are for Straddle Periods of any Acquired Company (“Buyer Prepared Tax Returns”) and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns. All such Buyer Prepared Tax Returns shall be prepared in a manner consistent with past practice of the Acquired Companies to the extent in compliance with applicable Law, and if applicable, in accordance with the covenants in Section 6.12(a). Except as specifically provided for or contemplated by this Agreement, all such Buyer Prepared Tax Returns shall be delivered to Owners for review and comment as soon as available in reviewable format but in no event later than thirty (30) days, with respect to Income Taxes, and ten (10) days, with respect to non-Income Taxes, prior to their applicable due date (including extensions) of such Buyer Prepared Tax Returns. Buyer shall incorporate into such Tax Returns prior to filing any reasonable comments provided by Owners in writing within fifteen (15) days, with respect to Income Taxes, and five (5) days, with respect to non-Income Taxes, after Owners receives drafts of such Tax Returns. To the extent Taxes due with such Buyer Prepared Tax Returns reflect any Pre-Closing Taxes, Owners shall pay or cause to be paid to Buyer, on behalf of the Owners, the amount of such Pre-Closing Taxes no later than five (5) days subsequent to the filing date of such Buyer Prepared Tax Returns (or the date of payment of such Pre-Closing Taxes due with such Buyer Prepared Tax Returns if such payment date is later than the filing date of such Buyer Prepared Tax Returns).
(f)Indemnity for Pre-Closing Taxes.
(i)Indemnification. Owners shall indemnify each of the Buyer Indemnified Parties for (A) all Pre-Closing Taxes, (B) any and all Losses that any Buyer Indemnified Party incurs or otherwise becomes subject to resulting from Pre-Closing Taxes, and (C) an amount equal to the Purchase Price True-Up as defined below. Following the final determination of a Tax Contest, the Parties agree that Buyer shall be entitled to recover, at Buyer’s election, either directly from Owners Representative (on behalf of the applicable Owner) or the Indemnity Escrow Amount (if any), and that such payment shall be made not later than ten (10) days after demand for payment is presented by Buyer. For purposes of the preceding sentence with respect to a Tax Contest as defined herein, a “final determination” shall mean (i) the issuance of a final assessment, notice of deficiency or similar action by the applicable Taxing authority in the case of a Tax audit, examination or other administrative proceeding or if available and Seller chooses to appeal the decision of any audit or examination, the final determination or assessment reached at the appeals level of such Taxing authority related to Pre-Closing Taxes, and (ii) the issuance of a final decision by a court of competent jurisdiction with respect to a judicial proceeding related to Pre-Closing Taxes, in each case with respect to any Pre-Closing Taxes for which Buyer would reasonably be expected to be entitled to indemnification pursuant to Section 6.12(f)(i). For purposes of the preceding two sentences with respect to Pre-Closing Taxes or related Losses that are not, or that do not involve, a Tax Contest, “final determination” shall mean the payment of Pre-Closing Taxes by Buyer or its Affiliates (including, after the applicable Closing, an Acquired Company) for which Buyer would reasonably be expected to be entitled to indemnification pursuant to Section 6.12(f)(i). For avoidance of doubt, (x) representations, covenants and Buyer’s right to present claims for indemnification with respect to such representations and covenants under this Section 6.12(f)(i) with respect to such items shall survive beyond the closing as provided in Section 8.1, and (y) none of the limitations provided in ARTICLE VIII shall apply with respect to Tax claims under this Section 6.12(f)(i).
(ii)Collateral Sources. The amount of any Loss for which indemnification is provided under this Section 6.12(f) shall be net of any amounts recovered by a Buyer Indemnified Party in respect of such Loss (1) from any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss and (2) the amount of any Tax benefit attributable to such Loss that is actually realized by the Buyer Indemnified Party in or with respect to the taxable period in which such Loss is incurred, accrues or comes to the knowledge of Buyer. The Parties shall use and shall cause their Affiliates (including with respect to Buyer following the applicable Closing, the Acquired Companies) to use Commercially Reasonable Efforts to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.
(iii)Treatment of Payments. The payment of any amounts pursuant to this Section 6.12(f) shall be treated as an adjustment to the Purchase Price.
(g)Tax Contests. Buyer shall deliver a written notice (a “Tax Contest Notice”) to Owners Representative promptly following the occurrence of any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to any Pre-Closing Taxes for which Buyer would reasonably be expected to be entitled to indemnification pursuant to Section 6.12(f)(i) or which would reasonably be expected to negatively affect the Tax liability of the Owners for any period (“Tax Contest”). Any written notice of a Tax Contest shall describe the nature of the claim, the amount thereof (if known and quantifiable) and the basis thereof. Owners Representative must, within thirty (30) days after receipt of notice of the claim for indemnification, notify Buyer in writing as to whether Owners admit or dispute the claim described by Buyer. If Owners give written notice that they agree with the indemnification claim, then Buyer shall be entitled to indemnification pursuant to Section 6.12(f)(i).
(i)Subject to Section 6.12(g)(ii), Buyer shall control any Tax Contest; provided, however, Owners, at their sole cost and expense, shall (x) have the right to control any Tax Contest to the extent it relates to Income Taxes of any Acquired Company with respect to any period ending on or before the applicable Closing Date, and (y) have the right to participate in any other Tax Contest. The Owners Representative (on behalf of the LCA Owners) shall be entitled to control any Tax Claim which affects the Tax status of LCA for any Tax period ending on or prior to the Closing Date. For purposes of this Section 6.12(g), “participate” shall mean the right to review all written correspondence between the applicable Taxing authority and the taxpayer, to understand and comment with respect to the strategy for responding to the Tax Contest and the Tax issues involved in the Tax Contest, and to attend meetings between the applicable Taxing authority and the taxpayer if determined appropriate after good faith discussions between Buyer and Owners.
(ii)If Owners are entitled to and elect to control a Tax Contest, then (A) Owners shall provide Buyer prior written notice of such intent, and (B) Owners shall (x) keep Buyer reasonably informed regarding the status of such Tax Contest; (y) allow Buyer and the applicable Acquired Company, at the expense of Buyer, to participate in such Tax Contest; and (z) not settle, resolve, or abandon any such Tax Contest without the prior written Consent of Buyer (which shall not be unreasonably withheld, delayed, or conditioned).
(iii)If Owners are not entitled to or do not elect to control a Tax Contest, then Buyer shall (w) keep Owners reasonably informed regarding the status of such Tax Contest; (x) allow Owners, at its sole cost and expense, to participate in (but not control) such Tax Contest; (y) not settle, resolve, or abandon any such Tax Contest without the prior written Consent of Owners (which shall not be unreasonably withheld, delayed, or conditioned), and (z) if requested by Owners, settle (or cause the applicable Acquired Company to settle) the Tax Contest on terms acceptable to the applicable Governmental Entity and Owners; provided that such settlement, as determined by Buyer, will not result in any Buyer Indemnified Party incurring any Taxes or other Liability that Owners are not required to pay or indemnify under this Agreement.
6.13Insurance. Following each applicable Closing, with respect to claims relating to events or circumstances relating to the Business and the applicable Acquired Companies that occurred or existed prior such Closing that are actually or potentially covered by insurance policies of Owners Representative or its Affiliates, Owners Representative shall, and shall cause its Affiliates to, cooperate with Buyer to submit any claims under such policies and shall, at the direction of Buyer, take all reasonable actions necessary to pursue such coverage under applicable policies. Buyer shall be entitled to any insurance proceeds arising out of any such claim, and Owners Representative and its Affiliates shall cause any such proceeds to be paid or remitted to Buyer or its designee. Buyer shall indemnify, hold harmless and reimburse Owners Representative or its applicable Affiliates for any deductibles, self-insured retentions, fees, legal fees, allocated claims expenses, claim-handling fees and other costs or expenses directly incurred as a result of Buyer’s access to such policies following the applicable Closing.
ARTICLE VII
CONDITIONS TO CLOSINGS; TERMINATION
7.1Conditions to Obligation of all Parties. The respective obligation of each Party to effect the Transactions is subject to the satisfaction or waiver at or prior to each Closing of each of the following conditions:
(a)All applicable waiting periods under the Antitrust Laws shall have expired or been terminated, or clearances, approvals and/or Consents related thereto, as applicable, shall have been received.
(b)No Law or Order preventing the Transactions shall be in effect.
7.2Conditions to Obligation of Buyer at the First Closing. The obligation of Buyer to consummate the applicable Transactions at First Closing is subject to the satisfaction (or written waiver by Buyer) of the following conditions:
(a)(i) The representations and warranties set forth in ARTICLE III and ARTICLE IV (other than the Fundamental Representations) shall be true and correct (without giving effect to any materiality or Acquired Companies MAE qualifiers) at and as of the First Closing Date with the same force and effect as if made on and as of the First Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had an Acquired Companies MAE with respect to the First Closing Acquired Companies and (ii) the Fundamental Representations shall be true and correct as and as of the First Closing Date with the same force and effect as if made on and as of the First Closing Date (other than such Fundamental Representations that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date); provided, however, that for purposes of determining whether each representations and warranties set forth in ARTICLE III and ARTICLE IV are true and correct for purposes of this Section 7.2(a), all matters shall be limited to the First Closing Acquired Companies.
(b)Owners shall have performed or complied in all material respects with all of their respective obligations and covenants required by this Agreement to be performed or complied with by such Owners at or prior to the First Closing Date.
(c)Buyer shall have received a certificate dated as of the First Closing Date executed by the Owners Representative to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied (the “Owners’ First Closing Certificate”).
(d)The transactions contemplated by the Real Estate Purchase Agreement related to the First Closing Acquired Companies shall have been consummated contemporaneously with the First Closing.
(e)The transactions contemplated by the Dealerships Purchase Agreement to be consummated on the first closing thereof as provided therein shall have been consummated contemporaneously with the First Closing.
(f)All documents, certificates or instruments required to be delivered pursuant to Section 2.4(a) shall have been delivered.
(g)During the First Interim Period, there shall not have occurred any Acquired Company MAE with respect to the First Closing Acquired Companies.
7.3Conditions to Obligation of Owners at the First Closing. The obligation of Owners to consummate the applicable Transactions at the First Closing is subject to the satisfaction (or written waiver by Owners Representative) of the following conditions:
(a)The representations and warranties of Buyer set forth in ARTICLE V shall be true and correct at and as of the First Closing Date with the same force and effect as if made on and as of the First Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had a Buyer MAE.
(b)Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the First Closing Date.
(c)The Owners Representative (on behalf of the LAC Owners and the LCA Owners) shall have received a certificate dated as of the First Closing Date executed by an appropriate officer of Buyer in his or her capacity as such (and not in his or her individual capacity) to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied (the “Buyer’s First Closing Certificate”).

(d)The transactions contemplated by the Real Estate Purchase Agreement related to the First Closing Acquired Companies shall have been consummated contemporaneously with the First Closing.
(e)The transactions contemplated by the Dealership Purchase Agreement to be consummated on the first closing thereof as provided therein shall have been consummated contemporaneously with the First Closing.
(f)All documents, certificates or instruments required to be delivered pursuant to Section 2.5(a) shall have been delivered.
(g)During the First Interim Period, there shall not have occurred any Buyer MAE.
7.4Conditions to Obligation of Buyer at the Second Closing. The obligation of Buyer to consummate the applicable Transactions at Second Closing is subject to the satisfaction (or written waiver by Buyer) of the following conditions:
(a)(i) The representations and warranties set forth in ARTICLE III and ARTICLE IV (solely with respect to the LCC Owners in the case of ARTICLE IV) (other than the Fundamental Representations) shall be true and correct (without giving effect to any materiality or Acquired Companies MAE qualifiers) at and as of the Second Closing Date with the same force and effect as if made on and as of the Second Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had an Acquired Companies MAE with respect to LCC and (ii) the Fundamental Representations shall be true and correct as and as of the Second Closing Date with the same force and effect as if made on and as of the Second Closing Date (other than such Fundamental Representations that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date); provided, however, that for purposes of determining whether each representations and warranties set forth in ARTICLE III and ARTICLE IV (solely with respect to the LCC Owners in the case of ARTICLE IV) are true and correct for purposes of this Section 7.4(a), all matters shall be limited to LCC.
(b)LCC Owners shall have performed or complied in all material respects with all of their respective obligations and covenants required by this Agreement to be performed or complied with by the LCC Owners at or prior to the Second Closing Date.
(c)Buyer shall have received a certificate dated as of the Second Closing Date executed by Owners Representative to the effect that the conditions set forth in Sections 7.4(a) and 7.4(b) have been satisfied (the “Owners’ Second Closing Certificate”).
(d)All documents, certificates or instruments required to be delivered pursuant to Section 2.4(b) shall have been delivered.
(e)The Form A Filing shall have been approved by the Utah Insurance Department.

(f)During the Second Interim Period, there shall not have occurred any Acquired Company MAE with respect to LCC.
7.5Conditions to Obligation of LCC Owners at the Second Closing. The obligation of the LCC Owners to consummate the applicable Transactions at the Second Closing is subject to the satisfaction (or written waiver by Owners Representative) of the following conditions:
(a)The representations and warranties of Buyer set forth in ARTICLE V shall be true and correct at and as of the Second Closing Date with the same force and effect as if made on and as of the Second Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had a Buyer MAE.
(b)Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Second Closing Date.
(c)Owners Representative (on behalf of the LCC Owners) shall have received a certificate dated as of the Second Closing Date executed by an appropriate officer of Buyer in his or her capacity as such (and not in his or her individual capacity) to the effect that the conditions set forth in Sections 7.5(a) and 7.5(b) have been satisfied (the “Buyer’s Second Closing Certificate”).
(d)All documents, certificates or instruments required to be delivered pursuant to Section 2.5(b) shall have been delivered.
(e)The Form A Filing shall have been approved by the Utah Insurance Department.
(f)During the Second Interim Period, there shall not have occurred any Buyer MAE.
7.6Frustration of Closing Conditions. Neither Party may rely on or assert the failure of any condition set forth in this ARTICLE VII if such failure results from or was caused by such Person’s breach of, or failure to perform or comply with, any provision of this Agreement. For the avoidance of doubt, the failure of Buyer to obtain the Financing shall not be a condition to the obligation of Buyer to consummate the Transactions.
7.7Waiver of Conditions. All applicable conditions set forth in this ARTICLE VII shall be deemed to have been satisfied or waived from and after each Closing.
7.8Termination Prior to the First Closing. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated, and the Transactions may be abandoned, prior to the First Closing solely:
(a)by the mutual written Consent of Buyer and the Owners Representative;

(b)by either Buyer or Owners Representative, if an Order enjoining or prohibiting Buyer, the LCA Owners or the LAC Owners from consummating Transactions is in effect and such Order has become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.8(b) shall not be available to any Party whose breach of, or failure to perform or comply with, any obligation under this Agreement has been the primary cause of the issuance of such Order;
(c)by Buyer, if a breach of any representation or warranty contained in ARTICLE III or ARTICLE IV or a failure to perform or comply with any covenant on the part of the applicable Owners or Owners Representative shall have occurred which (i) would result in a failure of one or more of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied and (ii) is not cured by the earlier of (A) the First Outside Date and (B) 15 days following written notice to Owners Representative; provided, that the right to terminate this Agreement pursuant to this Section 7.8(c) shall not be available to Buyer unless (1) Buyer shall have given Owners Representative written notice, delivered at least 15 days prior to such termination (or promptly, if such notice is given within 15 days of the First Outside Date), stating Buyer’s intention to terminate this Agreement pursuant to this Section 7.8(c) and the basis for such termination and (2) Buyer has not materially breached any provision of this Agreement during the First Interim Period;
(d)by Owners Representative, if a breach of any representation or warranty contained in ARTICLE V or a failure to perform or comply with any covenant on the part of Buyer shall have occurred which (i) would result in a failure of one or more of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied and (ii) is not cured by the earlier of (A) the First Outside Date and (B) 15 days following written notice to Buyer; provided, that the right to terminate this Agreement pursuant to this Section 7.8(d) shall not be available to Owners Representative unless (1) Owners Representative shall have given Buyer written notice, delivered at least 15 days prior to such termination (or promptly, if such notice is given within 15 days of the First Outside Date), stating Owners Representative’s intention to terminate this Agreement pursuant to this Section 7.8(d) and the basis for such termination and (2) neither Owners Representative nor any Owner has materially breached or failed to perform or comply with any provision of this Agreement during the First Interim Period;
(e)by either Buyer or the Owners Representative, if (i) the First Closing shall not have occurred on or before March 1, 2022 (the “First Outside Date”); provided, however, that if the non-terminating Party is in material compliance with its covenants set forth in Section 6.3 and either or both of (1) the conditions set forth in Section 7.1 have not been satisfied or (2) any other condition set forth in Sections 7.1, 7.2 or 7.3, in the case of any of the foregoing, has not been satisfied as a result of the effectiveness of a temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Transactions arising with respect to Antitrust Laws, then the First Outside Date shall be automatically extended sixty (60) calendar days, and (ii) the right to terminate this Agreement pursuant to this Section 7.8(e) shall not be available to any Party who has materially breached or failed to perform or comply with any provision of this Agreement during the First Interim Period;
(f)by either Buyer or the Owners Representative, if the Real Estate Purchase Agreement or the Dealership Purchase Agreement is terminated prior to the First Closing; or

(g)by Owners Representative, if (i) all of the conditions in Section 7.1 and Section 7.2 have been satisfied on or prior to the date that the First Closing is to be consummated in accordance with Section 2.3(a) (other than those conditions that by their nature are to be satisfied at the First Closing and that would be satisfied if there were such First Closing), (ii) Owners Representative has confirmed by written notice to Buyer that (A) all of the conditions in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the First Closing) or that Owners Representative is willing to waive and waives any such unsatisfied conditions and (B) Owners Representative is ready, willing and able to consummate the First Closing, and (iii) Buyer fails to take the actions necessary to consummate the Transactions within three (3) Business Days after the date on which Owners Representative delivered written notice to Buyer described in clause (ii) above.
7.9Termination Prior to the Second Closing. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated solely with respect to the applicable Transactions related to the Second Closing, after the First Closing and prior to the Second Closing solely:
(a)by the mutual written Consent of Buyer and the Owners Representative;
(b)by either Buyer or the Owners Representative, if an Order enjoining or prohibiting Buyer or the LCC Owners from consummating applicable Transactions related to the Second Closing is in effect and such Order has become final and non-appealable; provided, that the right to terminate such portion of this Agreement pursuant to this Section 7.9(b) shall not be available to any Party whose breach of, or failure to perform or comply with, any obligation under this Agreement has been the primary cause of the issuance of such Order;
(c)by Buyer, if a breach of any representation or warranty contained in ARTICLE III or ARTICLE IV or a failure to perform or comply with any covenant on the part of the LCC Owners or the Owners Representative shall have occurred which (i) would result in a failure of one or more of the conditions set forth in Section 7.1 or Section 7.4 to be satisfied and (ii) is not cured by the earlier of (A) the Second Outside Date and (B) 15 days following written notice to Owners Representative; provided, that the right to terminate such portion of this Agreement pursuant to this Section 7.9(c) shall not be available to Buyer unless (1) Buyer shall have given Owners Representative written notice, delivered at least 15 days prior to such termination (or promptly, if such notice is given within 15 days of the Second Outside Date), stating Buyer’s intention to terminate such portion of this Agreement pursuant to this Section 7.9(c) and the basis for such termination and (2) Buyer has not materially breached or failed to perform or comply with any provision of this Agreement during the Second Interim Period;
(d)by Owners Representative, if a breach of any representation or warranty contained in ARTICLE V or a failure to perform or comply with any covenant on the part of Buyer shall have occurred which (i) would result in a failure of one or more of the conditions set forth in Section 7.1 or Section 7.5 to be satisfied and (ii) is not cured by the earlier of (A) the Second Outside Date and (B) 15 days following written notice to Buyer; provided, that the right to terminate such portion of this Agreement pursuant to this Section 7.9(d) shall not be available to Owners Representative unless (1) Owners Representative shall have given Buyer written notice, delivered at least 15 days prior to such termination (or promptly, if such notice is given within 15 days of the Second Outside Date), stating Owners Representative’s intention to terminate such portion of this Agreement pursuant to this Section 7.9(d) and the basis for such termination and (2) neither the Owners Representative nor any LCC Owner has materially breached any provision of this Agreement during the Second Interim Period; and (ii) LCC Owners have not materially breached or failed to perform or comply with any provision of this Agreement during the Second Interim Period;
(e)by either Buyer or the Owners Representative, if the Second Closing shall not have occurred on or before June 30, 2022 (the “Second Outside Date”); provided, that the right to terminate such portion of this Agreement pursuant to this Section 7.9(e) shall not be available to any Party who has materially breached or failed to perform or comply with any provision of this Agreement during the Second Interim Period;
(f)by the Owners Representative, if (i) all of the conditions in Section 7.1 and Section 7.5 have been satisfied on or prior to the date that the Second Closing is to be consummated in accordance with Section 2.3(b) (other than those conditions that by their nature are to be satisfied at the Second Closing and that would be satisfied if there were such Second Closing), (ii) the Owners Representative has confirmed by written notice to Buyer that (A) all of the conditions in Section 7.1 and Section 7.5 to be satisfied have been satisfied (other than those conditions that by their nature are to be satisfied at the Second Closing) or that the Owners Representative is willing to waive and waives any such unsatisfied conditions and (B) the Owners Representative is ready, willing and able to consummate the Second Closing, and (iii) Buyer fails to take the actions necessary to consummate the Transactions within three (3) Business Days after the date on which the Owners Representative delivered written notice to Buyer described in clause (ii) above.
7.10Effect of Termination.
(a)The valid termination of this Agreement in accordance with Section 7.8 shall terminate all rights and obligations of the Parties and none of the Parties shall have any Liability to any other Parties, except that (i) this Section 7.10 (including the obligation to pay the Termination Fee and Recovery Costs (as defined below), if applicable), and ARTICLE IX (and, in each case, any definitions used therein) shall survive any such termination and (ii) nothing herein shall relieve either Party from any Liability for any intentional, willful, or fraudulent breach of this Agreement prior to such termination. In the event of termination of this Agreement, and regardless of the reason for the termination, the Confidentiality Agreement shall continue in full force and effect in accordance with their respective terms and any such termination shall not amend, modify, release, waive or otherwise limit any rights or obligations under the Confidentiality Agreement. The valid termination of this Agreement in accordance with Section 7.9 shall terminate all rights and obligations of the Parties solely with respect to the Transactions contemplated by the Second Closing and none of the Parties shall have any Liability to any other Parties with respect thereto, except that (i) this Section 7.10 (including the obligation to pay the Termination Fee and Recovery Costs (as defined below), if applicable), and ARTICLE IX (and, in each case, any definitions used therein) shall survive any such termination and (ii) nothing herein shall relieve either Party from any Liability for any intentional, willful, or fraudulent breach of this Agreement prior to such termination; provided, however, that notwithstanding such termination with respect to the Transactions contemplated by the Second Closing, such termination shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term with respect to the Transactions contemplated by the First Closing.
(b)In the event that this Agreement is terminated by Owners’ Representative pursuant to (A) Sections 7.8(b) or 7.9(b) (at a time in which this Agreement was terminable by Owners’ Representative pursuant to Sections 7.8(d) or 7.9(d)), (B) Sections 7.8(d) or 7.9(d) or (C) Sections 7.8(g) or 7.9(f), then Buyer shall pay, or cause to be paid, to Owners Representative the Termination Fee without offset or deduction of any kind, within two (2) Business Days following such termination by wire transfer of immediately available funds to accounts specified by Owners Representative in writing to Buyer. If Buyer fails to timely pay the Termination Fee when due pursuant to this Section 7.10(b), then in addition to the Termination Fee, Buyer shall pay, or cause to be paid, to Owners Representative the reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with enforcing its rights hereunder, including the payment of the Termination Fee, together with interest on the Termination Fee at the rate of four percent (4)% per annum compounding quarterly from the date such payment was required to be made through the date such payment is actually received (collectively, the “Recovery Costs”). Solely for purposes of establishing the basis for the amount thereof, it is agreed that the Termination Fee is liquidated damages, and not a penalty, and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration (including the fact that Owners would not be entitled to receive the Purchase Price and would suffer other Losses of an incalculable nature and amount).
(c)Notwithstanding anything herein to the contrary, each Party acknowledges and agrees that, from and after a valid termination of this Agreement in accordance with Sections 7.8 and 7.9 and as to which Section 7.10(b) applies, the rights, as applicable, of Owners Representative (on behalf of the Owners) to receive (i) the Termination Fee and (ii) the Recovery Costs (if any) (collectively, the “Obligations”), if such Obligations are payable and are actually indefeasibly paid in full, shall be the sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise) of Owners and any of their Affiliates against Buyer, its shareholders, and any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, controlling person, or other Affiliate, Representatives or permitted assignee of, and any financial advisor or lender to, Buyer, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, controlling person, or other Affiliate, Representatives or permitted assignee of, and any financial advisor or lender to, any of the foregoing arising out of this Agreement.
ARTICLE VIII
INDEMNIFICATION
8.1Survival. The representations and warranties contained in ARTICLE III and ARTICLE IV with respect to the applicable Acquired Companies shall survive the applicable Closing and shall terminate one (1) year after the applicable Closing Date; provided, however, that (a) the representations and warranties contained in Section 3.17 (Tax Matters) shall survive the applicable Closing and shall terminate on the date that is sixty (60) days after the expiration of the applicable statute of limitations and (b) the Fundamental Representations shall survive the applicable Closing and shall terminate three (3) years after the applicable Closing Date. All covenants and agreements of the Parties contained herein that require performance at or prior to the applicable Closing shall survive the applicable Closing until the date that is twelve (12) months after the applicable Closing Date and the covenants and agreements that require performance following the applicable Closing shall survive the applicable Closing until the earlier of the full performance of such covenant or agreement and the period explicitly specified therein, and if no term is specified, then for twenty (20) years following the applicable Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement and such claims shall survive until finally resolved.
8.2Indemnification by Owners.
(a)Following the applicable Closing, subject to the terms of this ARTICLE VIII, Owners shall indemnify and hold harmless Buyer and its Affiliates (including the Acquired Companies) and their respective successors, permitted assigns, equityholders, officers, directors, employees, Representatives, members, partners and agents (collectively, the “Buyer Indemnified Parties”) from and against, without duplication, any Losses incurred or suffered by any Buyer Indemnified Party arising out of, relating to or resulting from any breach of any of the representations or warranties contained in ARTICLE III or ARTICLE IV as of the date such representation or warranty was made and as if such representation or warranty was made at and as of the applicable Closing (except for any such representations or warranties that speak as of a specific date, the breach of which shall be determined as of such specified date), in each case, with respect to the Acquired Companies purchased by Buyer pursuant hereto, any breach of any of the covenants or agreements of Owners in this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation by Owners in Section 6.12, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Section 6.12), any Indebtedness of any Acquired Company and any Transaction Expenses unpaid at Closing and any plan subject to Title IV of ERISA which an Acquired Company or a present or former member of its Controlled Group participated in, sponsored, or contributed to prior to the applicable Closing.
(b)Subject to the terms of this ARTICLE VIII, the obligation of the respective Owners to indemnify the Buyer Indemnified Parties for Losses with respect to Section 8.2(a) is subject to the limitations below.
(i)Owners shall not be required to provide indemnification to any Buyer Indemnified Party pursuant to Section 8.2(a)(i) unless the aggregate amount of Losses incurred or suffered by Buyer Indemnified Parties from the matters contained in Section 8.2(a)(i) exceeds the Aggregate Deductible, and then Buyer Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Aggregate Deductible.

(ii)In no event shall the aggregate amount of Losses for which Owners are obligated to indemnify Buyer Indemnified Parties pursuant to Section 8.2(a)(i) exceed the Aggregate Cap.
(iii)Owners shall not be required to provide indemnification to any Buyer Indemnified Party pursuant to Section 8.2(a)(i) in connection with any single item or group of related items that results in indemnifiable Losses that do not exceed $25,000 (“De Minimis Losses”); provided, however, De Minimis Losses shall apply towards Buyer satisfying the Aggregate Deductible.
(iv)Owners shall not be required to provide indemnification to any Buyer Indemnified Party pursuant to Section 8.2(a)(i) in connection with any single item or group of related items that results in Losses that do not exceed $5,000 (“Minimum Threshold Losses”); provided, however, no Minimum Threshold Losses shall apply towards Buyer satisfying the Aggregate Deductible.
(v)Notwithstanding anything contained in this Section 8.2(b), none of the Minimum Threshold Losses, De Minimis Losses, the Aggregate Deductible, or the Aggregate Cap shall apply to such claim for indemnification pursuant Sections 8.2(a)(i) (solely with respect to Fundamental Representations), 8.2(a)(ii), 8.2(a)(iii), or 8.2(a)(iv).
(vi)Notwithstanding anything contained in this ARTICLE VIII, (1) the respective Liability of each of the LAC Owners, the LCA Owners, and the LCC Owners shall be several and not joint, with respect to the applicable Acquired Company in which such Owner owned Purchased Equity Interests, (2) the respective Liability of each of Owner with respect to indemnification of a Buyer Indemnified Party pursuant to Section 8.2(a)(i) with respect to the representations and warranties in ARTICLE IV shall be several and not joint, in all respects, and (3) the maximum aggregate Liability of each of the LAC Owners, the LCA Owners, and the LCC Owners for their respective obligations under this ARTICLE VIII and Section 6.12(f) shall not exceed the portion of the Purchase Price allocated to the sale of the LAC Equity Interests, the LCA Equity Interests, and the LCC Equity Interest, in each case, with respect to such Owner.
(vii)All Losses with respect to any indemnification claim made pursuant to Section 8.2(a)(i) will be satisfied as follows: (1) first, from Indemnity Escrow Amount until such funds are depleted or released in accordance with the Escrow Agreement; and (ii) second, by direct recourse to the breaching Owner.
8.3Indemnification by Buyer.
(a)Following the applicable Closing, subject to the terms of this ARTICLE VIII, Buyer agrees to indemnify and hold harmless Owners and its Affiliates (excluding the Acquired Companies purchased by Buyer pursuant hereto) and their respective successors, permitted assigns, equityholders, officers, directors, employees, Representatives, members, partners and agents (collectively, the “Owners Indemnified Parties” and, together with the

Buyer Indemnified Parties, an “Indemnified Party”) from and against any Losses incurred or suffered by any Owner Indemnified Party arising out of, relating to or resulting from (i) any breach of any of the representations or warranties made by Buyer in ARTICLE V of this Agreement as of the date such representation or warranty was made and as if such representation or warranty was made at and as of the applicable Closing (except for any such representations or warranties that speak as of a specific date, the breach of which shall be determined as of such specified date) or (ii) any breach of any of the covenants or agreements of Buyer in this Agreement.
(b)The obligation of Buyer to indemnify the Owner Indemnified Parties for Losses with respect to the matters contained in Section 8.3(a)(i) (other than with respect to Fundamental Representations) is subject to the following limitations: (i) Buyer shall not be required to provide indemnification to any Owner Indemnified Party pursuant to Section 8.3(a)(i), unless the aggregate amount of Losses incurred or suffered by Owner Indemnified Parties from the matters contained in Section 8.3(a)(i) exceeds the Aggregate Deductible, and then Owner Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Aggregate Deductible; and (ii) in no event shall the aggregate amount of Losses for which Buyer is obligated to indemnify Owner Indemnified Parties pursuant to Section 8.3(a)(i) exceed the Aggregate Cap. In addition to the foregoing limitations, with respect to a claim for indemnification under Sections 8.3(a)(i) (solely with respect to Fundamental Representations) or Section 8.3(a)(ii), (x) neither the Aggregate Deductible nor the Aggregate Cap shall apply to such claim and (y) Buyer shall not be required to provide indemnification to any Owner Indemnified Party, individually or in the aggregate, in excess of the Purchase Price.
8.4Additional Limitations.
(a)With respect to indemnification claims made under Section 8.2(a)(i) or Section 8.3(a)(i), for purposes of determining breach and calculating the amount of any Losses attributable to any such breach, inaccuracy or noncompliance, all references to “material,” “materiality,” “material respects”, “Material Adverse Effect,” “Acquired Companies MAE,” “Buyer MAE” and similar qualifications shall be disregarded; provided, however, (i) the defined terms of “Acquired Companies MAE” (when used in Section 3.7), and (ii) the word “material” and similar qualifications when used in Sections 3.5(c), 3.8, 3.11(a) and 3.15(a) in each case, will not be disregarded as otherwise provided by this Section 8.4(a).
(b)
    Notwithstanding anything contained herein to the contrary, no Buyer Indemnified Party shall be entitled to recover against any Owner under Section 8.2, with respect to any Losses for punitive, or exemplary damages, except in the case of an Indemnifying Party’s obligation to indemnify a Buyer Indemnified Party for amounts paid to a third party where such amounts are awarded in connection with a Third Party Claim (or settlement thereof).
(ii)Notwithstanding anything contained herein to the contrary, no Owner Indemnified Party shall be entitled to recover against Buyer under Section 8.3, with respect to any Losses for punitive, or exemplary damages, except in the case of an Indemnifying Party’s obligation to indemnify an Owner Indemnified

Party for amounts paid to a third party where such amounts are awarded in connection with a Third Party Claim (or settlement thereof).
(c)The amount of any Loss for which indemnification is provided under this ARTICLE VIII shall be net of any amounts actually recovered by the Indemnified Party in respect of such Loss (i) pursuant to any indemnification by or indemnification agreement with any third party, (ii) from any insurance proceeds received in respect of such Loss, and (iii) the amount of any Tax benefit attributable to such Loss and used by the Indemnified Party to reduce its Tax liability in the year the Indemnified Party realizes the Loss. The Parties shall use and shall cause their Affiliates to use Commercially Reasonable Efforts to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto. Without limiting the generality of the foregoing, prior to (or simultaneous with) seeking indemnification under Section 8.2(a)(i) (other than with respect to any Fundamental Representations), each Buyer Indemnified Party shall use Commercially Reasonable Efforts to make a claim and obtain recovery (which shall not include, for the avoidance of doubt, initiating (or threatening to initiate) a Proceeding) under all insurance policies covering any such Losses. If the amount to be netted hereunder from any payment required under this ARTICLE VIII is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this ARTICLE VIII had such determination been made at the time of such payment (but after taking into account any Taxes, fees, costs or expenses incurred in connection with recovering any such amounts (including any increases in insurance premiums resulting therefrom), it being understood that all fees, costs and expenses incurred by the Indemnified Party in mitigating damages or otherwise recovering any Losses shall be deemed Losses hereunder).
8.5Procedures Relating to Indemnification.
(a)An Indemnified Party shall give prompt written notice (a “Claim Notice”) to the party or parties obligated to provide indemnification (the “Indemnifying Party”) after the Indemnified Party first becomes aware of any event or other facts (including any Third Party Claim) that has resulted or that might result in any Loss for which the Indemnified Party is entitled to any indemnification under Section 8.2 and Section 8.3, subject to the terms and conditions of this ARTICLE VIII (such claim, an “Indemnification Claim”); provided, that failure to give such notification shall not affect such Indemnified Party’s right to indemnification hereunder and shall not relieve the Indemnifying Party from any of its obligations under this ARTICLE VIII except to the extent the Indemnifying Party is actually prejudiced by such failure.
(b)After the giving of any Claim Notice pursuant hereto, the Indemnifying Party shall respond within twenty (20) Business Days after receipt thereof (the “Claim Response”). Any Claim Response must specify whether the Indemnifying Party disputes the Indemnification Claim described in the Claim Notice and the basis of such dispute. If the Indemnifying Party does not notify the Indemnified Party within 20 Business Days following its receipt of such Claim Notice that such Indemnifying Party disputes its Liability to the Indemnified Party under this ARTICLE VIII, such Indemnification Claim specified in the Claim Notice shall be deemed disputed by the Indemnifying Party under this ARTICLE VIII.

(c)If the Indemnifying Party has timely disputed its liability with respect to such claim through the delivery of a Claim Response or otherwise has not timely delivered a Claim Response, the Indemnifying Party and the Indemnified Party shall use Commercially Reasonable Efforts to negotiate in good faith a resolution of such dispute and, if not timely resolved through negotiations within twenty (20) days after the conclusion of the twenty (20) Business Day response period, such dispute shall be resolved in a court of competent jurisdiction in accordance with Section 9.7.
(d)Any amounts payable by Owners or Buyer to the Indemnified Party as so finally determined shall be paid by wire transfer of immediately available funds within ten (10) Business Days after such final determination.
8.6Notice and Opportunity to Defend. If there occurs an indemnifiable event which involves any claim or the commencement of any action or proceeding by a third Person, including any Governmental Entity (a “Third Party Claim”), the Indemnified Party will give such Indemnifying Party prompt written notice of such Third Party Claim or the commencement thereof. The failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only if, and to the extent that, such failure actually prejudices the Indemnifying Party hereunder. In the event that a Third Party Claim is brought against an Indemnified Party and such Indemnified Party has notified the Indemnifying Party of the commencement thereof pursuant to this Section 8.6, the Indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the Indemnifying Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense (unless otherwise agreed to in writing by the Indemnified Party) if (a) the Third Party Claim relates primarily to any criminal Proceeding, indictment, allegation or investigation, (b) the Third Party Claim primarily seeks an injunction or equitable relief against the Indemnified Party, (c) the Losses relating to the Third Party Claim are reasonably likely to exceed the maximum amount that the Indemnified Party would then be entitled to recover from the Indemnifying Party under the applicable provisions of this Agreement, or (d) the Indemnifying Party is also a party or has an interest in such claim, which interest conflicts with the interests of the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of such election to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party hereunder for any legal costs or expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except as otherwise provided in this ARTICLE VIII. The Indemnifying Party and the Indemnified Party agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such Third Party Claim. If the Indemnifying Party elects to assume the defense of a Third Party Claim as contemplated hereunder, the Indemnified Party shall have the right to participate in (but not control) the defense of such Third Party Claim. If the Indemnifying Party assumes the defense of an action, no settlement or compromise thereof may be effected (i) by the Indemnifying Party without the written consent of the Indemnified Party unless (A) the settlement seeks only monetary relief and all such relief provided is paid or satisfied in full by the Indemnifying Party, (B) the settlement or compromise provides for a full release by the party of the Indemnified Party with respect to the claim(s) being settled and (C) the settlement or compromise does not contain any admission of finding or wrongdoing on behalf of the Indemnified Party or (ii) by the Indemnified Party without the consent of the Indemnifying Party.

If the Indemnifying Party does not assume or is not permitted to assume the defense of an action, no settlement or compromise thereof may be effected without the Indemnifying Parties consent (such consent not to be unreasonably withheld, conditioned or delayed).
8.7Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Pre-Closing Taxes (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.17 or any breach or violation of or failure to fully perform an covenant, agreement, undertaking or obligation in Section 6.12, or a Tax Contest) shall be governed exclusively by Sections 6.12(f) and 6.12(g), respectively.
8.8Treatment of Indemnification Payments. The Parties agree that any indemnification payments made pursuant to this ARTICLE VIII shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.
8.9Exclusive Remedy. Subject to the limitations set forth in this ARTICLE VIII, notwithstanding anything contained herein to the contrary, except in connection with (a) Pre-Closing Taxes (which shall be governed exclusively by Sections 6.12(f) and 6.12(g), respectively, (b) claims for equitable relief (including Section 9.12) or Fraud or (c) enforcement of rights and remedies of any Party under the Management Agreement, (i) the indemnification provisions of this ARTICLE VIII shall be the sole and exclusive remedy of Parties following each Closing for any inaccuracy or misrepresentation of any representations or warranties with respect to the Acquired Companies related to such Closing and any nonfulfillment or breach of any covenant or agreement of the Parties arising out of or in connection with the Transactions, and (ii) subject to the foregoing (including clause (i)), the Parties waive, from and after the applicable Closing, any and all remedies (whether for rescission, breach of contract, tort or any other theory of liability) that one Party may have against the other relating to the provisions of this Agreement or the applicable Transactions.
ARTICLE IX
MISCELLANEOUS
9.1Notices. Any notice, request, demand, waiver, Consent or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by electronic mail, with confirmation of receipt, if sent prior to 5:00 p.m. (Mountain), or if sent later, then on the next Business Day, or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
If to Buyer (or, if after the applicable Closing, any applicable Acquired Company), to:

Asbury Automotive Group, Inc.
2905 Premiere Parkway, Suite 300
Duluth, Georgia 30097

Attn: George Villasana
E-mail: gvillasana@asburyauto.com

With a required copy (which shall not constitute notice) to:

Jones Day
1221 Peachtree Street, N.E., Suite 400
Atlanta, GA 30361
Attn: Joel T. May
E-mail: jtmay@jonesday.com

Hill Ward Henderson
101 E. Kennedy Blvd, Suite 3700
Tampa, FL 33602
Attn: Kevin Sutton
E-mail: kevin.sutton@hwlaw.com

If to Owners, Parent Guarantor, or Owners Representative (or, if during the applicable Interim Period, any applicable Acquired Company), to:

c/o Miller Management Corporation
9350 South 150 East
Suite 900
Sandy, UT 84070
Attn: Sarah Starkey
E-mail: sarah.starkey@lhm.com

With a required copy (which shall not constitute notice) to:
Katten Muchin Rosenman LLP
525 West Monroe Street
Suite 1900
Chicago, Illinois 60661
Attention: Adam R. Klein and P. Gregory Hidalgo
E-mail: adam.klein@katten.com and greg.hidalgo@katten.com
or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).
9.2Entire Agreement. This Agreement (together with the Disclosure Schedules and the Exhibits hereto), the Ancillary Documents, and the Confidentiality Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

9.3Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Owners Representative and Buyer, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding the foregoing, none of Sections 9.5, 9.6 (solely with respect to the second sentence), 9.7(b), 9.7(c), 9.12 (solely with respect to the second sentence), 9.14(b) and this Section 9.3 (and any provision of this Agreement to the extent an amendment, modification, waiver, supplement or termination of such provision would modify the substance of any of such Sections) may be amended, amended and restated, waived, supplemented, terminated or otherwise modified in any manner that impacts or is adverse to any Financing Sources without the written consent of such Financing Sources.
9.4Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. If any one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity, or subject, each such provision shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with applicable Law then in force.
9.5No Third Party Beneficiaries. Except as provided in Sections 6.2(b), 6.5, 6.8, 9.13, and 9.14, which are intended to benefit and may also be enforced directly by Katten and the Nonparty Affiliates, and Sections 9.3, 9.6 (solely with respect to the second sentence), 9.7(b), 9.7(c), 9.12 (solely with respect to the second sentence), 9.14(b), and this Section 9.5, which are intended to benefit and may be relied upon by the Financing Sources, as applicable, no provision of this Agreement is intended to confer upon any Person (other than the Parties) any rights or remedies hereunder.
9.6Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Buyer without the prior written Consent of the Owners Representative or by any Owner without the prior written Consent of Buyer, and any such assignment without such prior written Consent shall be null and void ab initio and of no force or effect. Notwithstanding the forgoing, following the Second Closing, Buyer may, without consent of Owners Representative, assign this Agreement to any Affiliate and may collaterally assign its rights (but not its obligations) under this Agreement to the Financing Source; provided, that no such assignment shall release or relieve Buyer from any of Buyer’s obligations or liabilities hereunder, whether arising prior to or after the date of such assignment. Any permitted assignment shall provide that the assigning Party shall continue to be bound by all obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that its permitted assignee fails to do

so. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
9.7Governing Law; Forum; Waiver of Jury Trial.
(a)This Agreement and all disputes or controversies arising out of this Agreement or the Transactions shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.
(b)In addition, (i) each of the Parties irrevocably (A) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transactions, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (C) waives any objection to the laying of venue of any Proceeding relating to this Agreement or the Transactions in such court, (D) waives and agrees not to plead or claim in any such court that any Proceeding relating to this Agreement or the Transactions brought in any such court has been brought in an inconvenient forum, and (E) agrees that it will not bring any Proceeding relating to this Agreement or the Transactions in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Proceeding, any Delaware State court sitting in New Castle County. Each Party agrees that (i) service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 9.1 and (ii) notwithstanding anything herein to the contrary, such Party (A) will not bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Party in any way relating to this Agreement or the Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement relating to the Financing, (including any fee letters or engagement letters related thereto), the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, (B) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (C) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.1 shall be effective service of process against it for any such action brought in any such court, (D) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (E) agrees that a final, non-appealable Order in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by Proceeding on such Order or in any other manner provided by Law.
(c)    EACH PARTY WAIVES TRIAL BY JURY IN ANY PROCEEDING BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY PROCEEDING AGAINST ANY FINANCING SOURCE PARTY OR ANY PROCEEDING ARISING OUT OF RELATING IN ANY WAY TO THE FINANCING, THE DEBT COMMITMENT LETTER, OR ANY OTHER LETTER OR AGREEMENT RELATING TO THE FINANCING)), THE ANCILLARY documents, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH, INCLUDING THE FINANCING COMMITMENTS, OR THE ADMINISTRATION HEREOF OR THEREOF OR THE TRANSACTIONS OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED THEREIN. NO PARTY SHALL SEEK A JURY TRIAL IN ANY PROCEEDING PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY documents, OR THE CONFIDENTIALITY AGREEMENT, THE DEBT COMMITMENT LETTER, OR ANY OTHER LETTER OR AGREEMENT RELATING TO THE FINANCING. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY PROCEEDING HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 9.7. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 9.7 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
9.8Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses in connection with the negotiation, documentation and consummation of the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Transactions are consummated.
9.9Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one agreement binding on the Parties. Electronic mail transmission, PDFs or other electronic instances of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for purposes of the enforcement and construction of this Agreement.
9.10Disclosure Schedules. Except as otherwise provided in the Disclosure Schedules, all capitalized terms used therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure made in the Disclosure Schedules shall constitute an admission or determination that any fact or matter so disclosed is material, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material, is or is not in excess of a dollar or other threshold or would otherwise be required to be disclosed, for purposes of this Agreement. Information disclosed in any Disclosure Schedule will qualify any representation or warranty in this Agreement to the extent it is apparent from the disclosure that it is applicable to such other representation or warranty, notwithstanding the absence of a reference or cross-reference to such representation or warranty on any such Disclosure Schedule. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
9.11Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
9.12Specific Performance. The Parties agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) may occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) Buyer, on the one hand, and Owners Representative, on the other hand, shall be entitled to an injunction or injunctions or other equitable relief or remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise and that this shall include the right of Owners Representative to cause Buyer to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Laws, (b) the provisions set forth in Section 7.10(b) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and will not be construed to diminish or otherwise impair in any respect any Party's right to specific performance or other equitable relief, and (c) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither Party would have entered into this Agreement. Notwithstanding the foregoing, it is expressly agreed that Owners Representative will be entitled to specific performance of Buyer’s obligation to consummate the Transactions only if (i) with respect to the First Closing (1) all conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived in full (other than those that by their terms or nature are to be satisfied at the First Closing) and Buyer fails to complete the First Closing by the date the First Closing is required to have occurred pursuant to Section 2.3(a) and Owners Representative has confirmed to Buyer in writing that the LAC Owners and the LCA Owners are ready, willing and able to consummate the First Closing, (2) Owners Representative has irrevocably confirmed that if specific performance is granted and Financing (or, if applicable the Alternative Financing) has been funded or will be funded at the First Closing, then the First Closing will occur, (3) the proceeds of the Debt Financing are available to Buyer on the terms set forth in the Debt Commitment Letter or (ii) with respect to the Second Closing (1) all conditions set forth in Section 7.1 and Section 7.4 have been satisfied or waived in full (other than those that by their terms or nature are to be satisfied at the Second Closing) and Buyer fails to complete the Second Closing by the date the Second Closing is required to have occurred pursuant to Section 2.3(b) and Owners Representative has confirmed to Buyer in writing that the LCC Owners are ready, willing and able to consummate the Second Closing, and (2) Owners Representative has irrevocably confirmed that if specific performance is granted and Financing (or, if applicable the Alternative Financing) has been funded or will be funded at the Second Closing, then the Second Closing will occur. Each of the Parties agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Each of the Parties hereby waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining specific performance of other equitable relief. Until such time as Buyer pays Owners the Termination Fee in accordance with Section 7.10(b), the remedies available to Owners pursuant to this Section 9.12 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit Owners from seeking to collect or collecting the Termination Fee pursuant to Section 7.10(b); provided, that Owners shall not be entitled to receipt of both the Termination Fee and a grant of specific performance requiring Buyer to consummate the Closing. If any Party brings any Proceedings to enforce specifically the performance of the terms and provisions hereof by any other Party, the First Outside Date or Second Outside Date, as applicable, shall be automatically extended for so long as the Party bringing such Proceeding is actively seeking an Order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement plus five (5) Business Days. Notwithstanding the foregoing, in no event shall any Party or any of its Affiliates or Representatives be entitled hereunder to the remedy of specific performance with respect to all or any part of the Financing against any Financing Source Party.
9.13Legal Representation.
(a)Each Party acknowledges that (i) each of Owners and Acquired Companies has retained Katten to act as its counsel in connection with the Transaction Matters as well as other past and ongoing matters, (ii) Katten have not acted as counsel for any other Person in connection with the Transaction Matters, and (iii) no Person other than Owners and the Acquired Companies has the status of a Katten client for conflict of interest or any other purpose as a result thereof. Buyer (1) waives and will not assert, and will cause each of its Affiliates (including, after each Closing, the applicable Acquired Companies) to waive and not assert, any conflict of interest relating to Katten’s representation after the Closings of Owners or any of its Affiliates in any matter, whether involving the Transaction Matters (including any Proceeding) or otherwise and (2) Consents to, and will cause each of its Affiliates (including, after each Closing, the applicable Acquired Companies) to Consent to, any such representation, even though in each case (x) the interests of Owners and/or its Affiliates may be directly adverse to Buyer or the Acquired Companies, (y) Katten may have represented any Acquired Company in a substantially related matter, and/or (z) Katten a may be handling other ongoing matters for Buyer or any of the Acquired Companies.
(b)Buyer agrees that, after each Closing, neither Buyer nor any of its Affiliates (including, after each Closing, the applicable Acquired Companies) will have any right to access or control any of Katten’s records, work product, summaries, drafts or analyses in any medium (including electronic copies) relating to or affecting any Transaction Matter, which shall be the property of (and be controlled by) Owners. In addition, Buyer agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Acquired Companies. Accordingly, (i) Buyer will not, and will cause each of its Affiliates (including, after each Closing, the applicable Acquired Companies) not to, in any way, directly or indirectly, use or rely on any Attorney-Client Communication remaining in the records of any Acquired Company after each Closing, and (ii) Buyer will, and will cause each of its Affiliates (including, after each Closing, the applicable Acquired

Companies) to, maintain the confidentiality of all such Attorney-Client Communication remaining in the records of any applicable Acquired Company after each Closing.
(c)Buyer agrees, on its own behalf and on behalf of its Affiliates (including, after each Closing, the applicable Acquired Companies), that from and after each Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications are hereby assigned to and shall belong to Owners and will not pass to or be claimed by Buyer or any of its Affiliates (including, after each Closing, the applicable Acquired Companies) and (ii) Owners will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after each Closing, the applicable Acquired Companies) not to, (1) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not a member of Owners or any of its Affiliates; or (2) take any action which would cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not a member of Owners or any of their respective Affiliates. Furthermore, Buyer agrees, on its own behalf and on behalf of each of its Affiliates (including, after each Closing, the applicable Acquired Companies), that in the event of a dispute between any Owners or any of their respective Affiliates, on the one hand, and any of the Acquired Companies, on the other hand, arising out of or relating to any matter in which Katten represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to any Owners or any of their respective Affiliates any information or documents developed or shared during the course of Katten’s joint representation.
9.14No Recourse.
(a)Notwithstanding anything to the contrary contained herein, (a) all Liabilities or Proceedings (whether in Contract or in tort, in law or in equity, or granted by statute) of Buyer, any of its Affiliates (including, after each Closing, the applicable Acquired Companies) or any Representatives of any of the foregoing (collectively, the “Buyer Parties”) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Transactions, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) Owners; (b) other than Owners, no Person, including any Affiliate or any incorporator, member, partner, stockholder or Representative of, or lender to, Owners or any of its Affiliates (including any Owner), or any incorporator, member, partner, stockholder, Affiliate or Representative of, or any lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in Contract or in tort, in law or in equity, or granted by statute) to any Buyer Party for any Liabilities or Proceedings arising under, out of, in connection with, or related in any manner to this Agreement or the Transactions or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach or the Transactions; (c) to the maximum extent permitted by law, Buyer, on behalf of itself and all other Buyer Parties, hereby waives and releases all such Liabilities and Proceedings against any such Nonparty Affiliates; and (d) without limiting the foregoing, to the maximum extent permitted by law, Buyer, on behalf of itself and all other Buyer Parties, (i) hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of any Acquired Company or otherwise impose Liability of any Acquired Company on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (ii) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
(b)Notwithstanding anything to the contrary contained in this Agreement (subject in all respects to the terms of the Financing Commitments), (a) none of the Parties and none of their respective Affiliates or Representatives shall have any rights or claims against any Financing Source Party, in any way relating to this Agreement or any of the Transactions, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing, the Debt Commitment Letter, any other letter or agreement relating to the Financing or the performance thereof or the financings contemplated thereby, whether at law or equity, whether in Contract, tort, statute or otherwise and (b) none of the Financing Source Parties shall have, and each Financing Source hereby is exculpated from, any Liability (whether in Contract, in tort or otherwise) to any of the Parties or any of their respective Affiliates or Representatives for any Liabilities of any Party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing, whether at law or equity, in Contract, in tort or otherwise.
9.15Parent Guaranty.
(a)Parent Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the due and punctual payment by Owners of the monetary obligations of Owners under Section 6.12 (Tax Matters) and ARTICLE VIII. This guaranty is an irrevocable guaranty of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement, any assumption of any such guaranteed obligation by any other Party or any other act or event that might otherwise operate as legal or equitable discharge of Parent Guarantor under this Section 9.15. Parent Guarantor agrees that it shall pay on demand all costs and expenses (including reasonable attorneys’ fees) incurred by the Buyer Indemnified Parties in connection with enforcing this Section 9.15, which amounts shall be in addition to all other obligations under this Section 9.15. There are no conditions precedent to the enforcement of this Section 9.15.
(b)The obligations of Parent Guarantor hereunder shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of Owners with or into any Person or any sale or transfer by Owners of all or any part of its property or assets, (ii) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Owners, (iii) any modification, alteration, amendment or addition of or to this Agreement or any Ancillary Document, or (iv) any disability or any other defense of Owners or any other Person and any other circumstance whatsoever (with or without notice to or knowledge of Parent Guarantor) that may or might in any manner or to any extent vary the risks of Parent Guarantor or might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise. In connection with the foregoing, Parent Guarantor waives presentment for payment or performance, notice of nonpayment or nonperformance, or demand, diligence or protest; provided, however, Parent Guarantor shall have available to it all defenses that Owners would have in the event of an action by the Buyer Indemnified Parties against Owners to enforce this Agreement, other than any defenses arising from bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Owners.
(c)All dealings between the Parent Guarantor and Owners, on the one hand, and the Buyer Indemnified Parties, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Section 9.15. Parent Guarantor acknowledges that they will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by Parent Guarantor set forth in this Section 9.16 are knowingly made in contemplation of such benefits.
(d)Parent Guarantor hereby represents and warrants as follows: (i) Parent Guarantor is a trust validly existing under the Laws of the State of Utah, and has all power and authority to execute, deliver and perform the obligations created by this Section 9.15; (ii) the execution and delivery of this Agreement by Parent Guarantor and the performance of its obligations under this Agreement has been duly and validly authorized and approved by all necessary organizational action; and (iii) the execution and delivery of this Agreement by Parent Guarantor and the performance of its obligations under this Agreement does not, and will not as of each Closing, violate its Organizational Documents or any applicable Law, or any material contractual restriction binding on Parent Guarantor or its assets.
(e)Sections 9.1 through 9.9, 9.11, and ARTICLE I shall apply to this Section 9.15, mutatis mutandis.
9.16Owners Representative.
(a)Owners Representative is hereby appointed, authorized and empowered to act as the representative for the benefit of each Owner, as the exclusive agent and attorney-in-fact to act on behalf of each Owner, in connection with and to facilitate the consummation of the Transactions, which shall include the power and authority:
(i)to execute and deliver any Ancillary Documents including any documents required to open and maintain the Expense Fund (with such modifications or changes therein as to which the Owners Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Owners Representative, in its sole discretion, determines to be desirable;
(ii)to execute and deliver such waivers and consents in connection with this Agreement and any Ancillary Document and the consummation of the Transactions as the Owners Representative, in its sole discretion, may deem necessary or desirable;
(iii)to collect and receive all moneys and other proceeds and property payable to the Owners Representative (for the benefit of each Owner) as described herein, and, subject to any applicable withholding retention Laws, and net of any out-of-pocket expenses incurred by the Owners Representative, the Owners Representative shall disburse and pay the same to each Owner at such time as the Owners Representative determines in its reasonable discretion;
(iv)to enforce and protect the rights and interests of each Owner and to enforce and protect the rights and interests of the Owners Representative arising out of or under or in any manner relating to this Agreement and any Ancillary Document provided for herein or therein, and to take any and all actions which the Owners Representative believes are necessary or appropriate under this Agreement and any Ancillary Document for and on behalf of each Owner;
(v)to refrain from enforcing any right of any Owner and/or the Owners Representative arising out of or under or in any manner relating to this Agreement or any Ancillary Document in connection with the foregoing; and
(vi)to make, execute, acknowledge, and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Owners Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions referred to herein or executed in connection herewith.
(b)The Owners Representative will not be entitled to any fee, commission, or other compensation for the performance of its services hereunder, but will be entitled to reimbursement from the Expense Fund of all of its expenses incurred as the Owners Representative. The Owners Representative will use the Expense Fund to pay (or be reimbursed for) the costs and expenses incurred by the Owners Representative after the Closing in connection with and in performance of the Owners Representative’s obligations under this Section 9.16.
(c)In connection with this Agreement and any Ancillary Documents relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Owners Representative hereunder (i) the Owners Representative shall incur no responsibility whatsoever to any Owner by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with any Ancillary Document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Owners Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Owners Representative pursuant to such advice shall in no event subject the Owners Representative to Liability to any Owner. Each Owner shall, severally and not jointly, indemnify the Owners Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any Proceeding, commenced or threatened), arising out of or relating to the acts or omissions of the Owners Representative hereunder or under any Ancillary Documents or otherwise in its capacity as the Owners Representative. The foregoing indemnification shall not apply in the event of any Proceeding which finally adjudicates the Liability of the Owners

Representative hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from the Owners Representative to an Owner as to the existence of a deficiency toward the payment of any such indemnification amount, such Owner shall promptly deliver to the Owners Representative full payment of such Owner’s applicable proportion of the amount of such deficiency.
(d)Buyer and its Affiliates shall have the right to rely upon all actions taken or omitted to be taken by the Owners Representative pursuant to this Agreement and any Ancillary Documents, all of which actions or omissions shall be legally binding upon each Owner.
(e)The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Owner, and (ii) shall survive the consummation of the Transactions.
*    *    *    *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:

ASBURY AUTOMOTIVE GROUP, L.L.C.

By: /s/ David W. Hult
Name: David W. Hult
Title: President & Chief Executive Officer

OWNERS REPRESENTATIVE:

LHM AUTO ULTIMATE HOLDINGS, LLC By: Larry H. Miller Management Corporation Its: Manager

By: /s/ Steve Starks
Name: Steve Starks

LCC OWNERS:

LANDCAR INVESTMENT COMPANY

By: /s/ Kimberlee Reese
Name: Kimberlee Reese
Title: President THE ROGER LAWRENCE MILLER MARITAL TRUST, DATED AUGUST 18, 2013
By: /s/ Cheri Light Miller
Name: Cheri Light Miller, Co-Trustee

By: /s/ Marvin Cameron
Name: Marvin Cameron, Co-Trustee

GAIL MILLER MARITAL TRUST
GAIL MILLER MARITAL TRUST
By: /s/ Karen Gail Miller
Karen Gail Miller, Trustee

By: /s/ Karen Gail Miller
Karen Gail Miller

By: /s/ Gregory S. Miller
Gregory S. Miller

By: /s/ Stephen F. Miller
Stephen F. Miller

By: /s/ Brilliant Miller
Brilliant Miller

By: /s/ Karen Miller Williams
Karen Miller Williams

By: /s/ Zane Miller
Zane Miller

LCA OWNERS: THE GAIL MILLER GST TRUST, DATED AS OF DECEMBER 1, 2019 By: Windsong Single Family Private Trust Company LLC Its: Trustee

By: /s/ Brilliant Miller
Name: Brilliant Miller
Title: Lead Manager

By: /s/ Karen Gail Miller
Name: Karen Gail Miller
Title: Senior Manager

By: /s/ Gregory S. Miller
Name: Gregory S. Miller
Title: Senior Manager

By: /s/ Stephen F. Miller
Name: Stephen F. Miller
Title: Senior Manager

By: /s/ Karen Miller Williams
Name: Karen Miller Williams
Title: Senior Manager

By: /s/ Zane Miller
Name: Zane Miller
Title: Senior Manager

THE LARRY H. MILLER GST TRUST CREATED UNDER TRUST AGREEMENT DATED OCTOBER 30, 2008

By: /s/ Karen Gail Miller
Name: Karen Gail Miller
Title: Trustee

THE ROGER LAWRENCE MILLER MARITAL TRUST, DATED AUGUST 18, 2013

By: /s/ Cheri Light Miller
Name: Cheri Light Miller, Co-Trustee

By: /s/ Marvin Cameron
Name: Marvin Cameron, Co-Trustee

By: /s/ Karen G. Miller
Name: Karen G. Miller

By: /s/ Gregory S. Miller
Name: Gregory S. Miller

By: /s/ Stephen F. Miller
Name: Stephen F. Miller

By: /s/ Brilliant Miller
Name: Brilliant Miller

LAC OWNERS: WINDSONG LEGACY 2016 EXEMPT TRUST By: Windsong Single Family Private Trust Company LLC Its: Trustee

By: /s/ Brilliant Miller
Name: Brilliant Miller
Title: Lead Manager

By: /s/ Karen G. Miller
Name: Karen Gail Miller
Title: Senior Manager

By: /s/ Gregory S. Miller
Name: Gregory S/ Miller
Title: Senior Manager

By: /s/ Stephen F. Miller
Name: Stephen F. Miller
Title: Senior Manager

By: /s/ Karen Miller Williams
Name: Karen Miller Williams
Title: Senior Manager

By: /s/ Zane Miller
Name: Zane Miller
Title: Senior Manager

THE LARRY H. MILLER GST TRUST CREATED UNDER TRUST AGREEMENT DATED OCTOBER 30, 2008

By: /s/ Karen Gail Miller
Name: Karen Gail Miller
Title: Trustee

THE ROGER LAWRENCE MILLER MARITAL TRUST, DATED AUGUST 18, 2013

By: /s/ Cheri Light Miller
Name: Cheri Light Miller, Co-Trustee

By: /s/ Marvin Cameron
Name: Marvin Cameron, Co-Trustee

By: /s/ Karen G. Miller
Name: Karen G. Miller

By: /s/ Gregory S. Miller
Name: Gregory S. Miller

By: /s/ Stephen F. Miller
Name: Stephen F. Miller

By: /s/ Brilliant Miller
Name: Brilliant Miller

PARENT GUARANTORS: THE GAIL MILLER GST TRUST, DATED AS OF DECEMBER 1, 2019 By: Windsong Single Family Private Trust Company LLC Its: Trustee

By: /s/ Brilliant Miller
Name: Brilliant Miller
Title: Lead Manager

By: /s/ Karen Gail Miller
Name: Karen Gail Miller
Title: Senior Manager

By: /s/ Gregory S. Miller
Name: Gregory S. Miller
Title: Senior Manager

By: /s/ Stephen F. Miller
Name: Stephen F. Miller
Title: Senior Manager

By: /s/ Karen Miller Williams
Name: Karen Miller Williams
Title: Senior Manager

By: /s/ Zane Miller
Name: Zane Miller
Title: Senior Manager